SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14 (c)
                     of the Securities Exchange Act of 1934
                               (Amendment No. ___)

Check the appropriate box:
|_| Preliminary Information Statement     |_| Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14c-5(d)(2))

|X| Definitive Information Statement

________________________________________________________________________________

                              ELSINORE CORPORATION
________________________________________________________________________________

                (Name Of Registrant As Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):

|_|      No fee required.


|_|      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11


(1)      Title of each class of securities to which transaction applies:

________________________________________________________________________________

(2)      Aggregate number of securities to which transaction applies:

________________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

________________________________________________________________________________

(4)      Proposed maximum aggregate value of transaction:
________________________________________________________________________________

(5)      Total fee paid:


|X|      Fee paid previously with preliminary materials.


|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, other Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
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(2)      Form, Schedule or Registration Statement No.:
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(3)      Filing Party:
________________________________________________________________________________

(4)      Date Filed:

                              ELSINORE CORPORATION
                        2330 Paseo Del Prado, Suite C308
                             Las Vegas, Nevada 89102

                        INFORMATION STATEMENT AND NOTICE
             OF ACTION BEING TAKEN WITHOUT A MEETING OF STOCKHOLDERS

     This Information Statement and Notice of Action Taken Without a Meeting of Stockholders is dated February 9, 2004 and is being mailed by the Board of Directors (the "Board") of Elsinore Corporation, a Nevada corporation (the "Company"), to the stockholders of the Company on or about February 10, 2004 in connection with the Board's approval, and the approval by written consent of the holders of a majority of the outstanding shares of the Company's common stock ("Common Stock") and Series A Preferred Stock ("Preferred Stock") voting together with the Common Stock on an as-converted basis, of a dissolution of the Company.

     On September 22, 2003, the Board approved a dissolution of the Company and recommended that the dissolution be presented to stockholders for a vote. On November 3, 2003, the Board adopted an Amended and Restated Plan of Complete Liquidation and Dissolution of Elsinore Corporation (the "Plan") under which the dissolution is to be carried out. A copy of the Plan is attached as Exhibit A.

     Certain investment accounts (the "MWV Accounts") managed by Morgens, Waterfall, Vintiadis and Company, Inc. ("MWV") own 93% of the outstanding Common Stock and all of the Preferred Stock (in the aggregate, 99% of the outstanding Common Stock on an as-converted basis). The MWV Accounts have expressed their intent to consent in writing to the Company's dissolution, which will satisfy the stockholder vote requirement without the need for a meeting of stockholders or for a vote by any other stockholders.

     The purpose of this Information Statement is to inform our stockholders of this corporate action as required by Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     January 26, 2004 is the record date for the determination of stockholders entitled to receive this Information Statement. As of January 15, 2004, there were 4,993,965 shares of Common Stock outstanding held of record by approximately 920 persons, and 16,666,667 shares of Preferred Stock held of record by nine MWV Accounts. The Preferred Stock is convertible into 30,999,742 shares of Common Stock (before fractional share adjustments). Each share of Common Stock entitles its holder to one vote on all matters submitted to a vote of the stockholders, and the Preferred Stock votes together with the Common Stock on all matters on which stockholders are entitled to vote, including the dissolution, on an as-converted basis (except with respect to the election of directors or as otherwise provided under Nevada law).

     The dissolution will not become effective until at least 20 calendar days after the mailing of this Information Statement.

                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                    SUMMARY TERM SHEET/QUESTIONS AND ANSWERS
                              ABOUT THE DISSOLUTION

Q:   Why is the Company dissolving?
A: On July 31, 2003, we sold our sole operating asset, the Four Queens Hotel and Casino, and the people who served as our directors and executive officers while we owned the Four Queens have resigned. We have no further business operations to conduct, except for activities related to the dissolution. See "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Background and Reasons" below.

Q:   What will happen during the dissolution process?
A: We will file a Certificate of Dissolution with the Nevada Secretary of State, complete the liquidation of any remaining assets, satisfy our remaining obligations and make distributions of available assets to our stockholders. See "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION" below.

Q: When will holders of Common Stock receive a payment in connection with the dissolution?
A: Based on a consent granted by the holders of Preferred Stock (the "Preferred Stockholders"), we anticipate making a one-time distribution of $0.10 per share to the holders of Common Stock (the "Common Stockholders") in March 2004. All other stockholder distributions will be made to the Preferred Stockholders. See "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Nature, Amount and Timing of Distributions" below.

Q: What is the payment amount that stockholders will receive in connection with the dissolution?
A: As of September 30, 2003, we had approximately $9,195,000 of cash and cash equivalents and our total liabilities on our balance sheet were approximately $1,451,000. In addition to satisfying our liabilities, we have used and we expect to continue using cash in the next few months for various items including, but not limited to, the following:

     o Preferred Stock dividends and a partial redemption of Preferred Stock in January 2004;

     o expenses in connection with the dissolution process;

     o legal, consulting, accounting and other professional fees; and

     o severance pay liabilities assumed by the Company in connection with the sale of Four Queens.

     In January 2004 we redeemed two-thirds of the outstanding shares of Preferred Stock for $5 million, or $0.15 per share, which otherwise would have been payable exclusively to the Preferred Stockholders during the dissolution process due to their $0.36 per share liquidation preference. We estimate that the remaining amount available for distribution to stockholders will be approximately $2,492,000. Due to the liquidation preference applicable to the remaining 16,666,667 outstanding shares of Preferred Stock, the Preferred Stockholders would be entitled to the entire amount of that distribution unless, in their sole discretion, they consent to a distribution in respect of the Common Stock or they convert their Preferred Stock to Common Stock. The Preferred Stockholders have consented to a distribution of $0.10 per share to holders of Common Stock (the "Common Stock Distribution"), with no expected conversion of their Preferred Stock. All other stockholder distributions will be paid to the Preferred Stockholders based on their liquidation preference. See "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Nature, Amount and Timing of Distributions" below.

Q:   What do I need to do now?
A: We do not request that you take any action now, but we recommend that you read this Information Statement for information regarding future actions, events and uncertainties. We have already obtained the Board's approval and we will obtain all stockholder approvals required for the dissolution without the need for a stockholders' meeting or a solicitation of proxies. See "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Vote Requirements" below.

Q: If my Common Stock is held in "street name" by my broker, should I or my broker take any action now?
A: Neither you nor your broker need to take any action at this time. We will obtain the corporate approvals required for the dissolution without the need for a stockholders' meeting or for a vote by any stockholders other than the MWV Accounts. We are not asking for your vote.

Q:   Can I still sell my shares of Common Stock?
A: For the time being, yes. The Common Stock is still reported on the Over-the-Counter Bulletin Board. The Bulletin Board is a quotation service that displays real-time quotes, last-sale prices and volume information in certain over-the-counter equity securities. However, we expect to request removal of the Common Stock from the Bulletin Board at or around the time we file the Certificate of Dissolution with the Nevada Secretary of State. We anticipate making that filing on or shortly after March 1, 2004. Moreover, we intend to close our stock transfer books and discontinue recording transfers of Common Stock on or shortly after the date we file the Certificate of Dissolution. Thereafter, Common Stock certificates will not be assignable or transferable on our books except by will, intestate succession or operation of law. See "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Trading of Common Stock and Interests in the Liquidating Trust" below.

Q:   What will be the tax consequences of the dissolution to stockholders?
A: Tax consequences will vary among stockholders depending on their individual circumstances. For federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between (1) the amount that we distribute to the stockholder and (2) the stockholder's tax basis in his or her shares. The gain or loss will be capital gain or loss if the stockholder has held the shares as a capital asset, and long-term capital gain or loss if the shares have been held for more than one year. Given the complexities of the tax laws of federal, state and other jurisdictions, though, stockholders should not rely on this Information Statement for tax advice instead of getting such advice from a professional. See "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Material U.S. Federal Income Tax Consequences" below.

                           FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Portions of this Information Statement and other materials filed with the Securities and Exchange Commission (the "SEC") (as well as certain oral statements or other written statements made or to be made by the Company) contain statements that are forward-looking, such as statements relating to the anticipated dissolution of the Company, the establishment of a hold-back for the anticipated costs of winding up the Company's affairs, the expectation that the Company will have funds remaining to distribute to its stockholders and the Company's general expectations, beliefs and future plans now that it has sold substantially all of its assets. These statements may also include information about the Company's adoption of certain accounting standards and their anticipated effects on operations, sufficiency of cash flow and compliance with applicable laws and regulations. Such forward-looking statements involve important known and unknown risks and uncertainties that could cause actual results and liquidity to differ materially from those expressed or anticipated in any forward-looking statements. Such risks and uncertainties pertain to, among other things, general economic conditions; expenses relating to the dissolution; liabilities and indemnification obligations which may be incurred by the Company; the amount of funds that the Company must hold back for liabilities in anticipation of the wind-up of its business; actions taken or omitted to be taken by third parties; and other factors described from time to time in the Company's reports filed with the SEC. Accordingly, actual results may differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and, as such, speak only as of the date made. The Company undertakes no obligation to revise publicly these forward-looking statements to reflect subsequent events or circumstances.

                       NO DISSENTERS' RIGHTS OF APPRAISAL

     There are no provisions under Nevada law or the Company's organizational documents that give the Company's stockholders dissenters' rights of appraisal in connection with the dissolution.

                REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION

General

     On November 3, 2003, the Board adopted the Plan. Shortly after the mailing of this Information Statement, the Company's stockholders will approve the dissolution of the Company in accordance with the Plan (without the need for a stockholders' meeting or a vote by anyone other than the MWV Accounts). Certain material features of the dissolution process and the Plan are summarized below.

     During the dissolution process, our activities will be limited primarily to:

     o dissolving our remaining subsidiaries;

     o selling any of our remaining noncash assets;

     o paying our creditors;

     o terminating any of our remaining commercial agreements, relationships or outstanding obligations;

     o establishing a contingency reserve for payment of our expenses and liabilities, if appropriate;

     o making distributions to our stockholders;

     o complying with SEC reporting requirements; and

     o completing tax filings.

     Nevada law provides that following the effectiveness of the dissolution, the Company will continue as a body corporate for the purposes of prosecuting and defending suits, actions, proceedings and claims by or against it and enabling it gradually to settle and close its business, collect and discharge its obligations, dispose of and convey its property, and distribute its assets, but not for the purpose of continuing the business for which it was established.

     As of September 30, 2003, we had approximately $9,195,000 of cash and cash equivalents and our total liabilities on our balance sheet were approximately $1,451,000. In addition to satisfying those liabilities, we have used and we expect to continue using cash in the next few months for various items, including the following:

     o expenses incurred in connection with the dissolution;

     o Preferred Stock dividends and a $5 million partial redemption of Preferred Stock in January 2004;

     o legal, consulting, accounting and other professional fees; and

     o severance pay liabilities assumed by the Company in connection with the sale of Four Queens.

     In January 2004 we redeemed two-thirds of the outstanding Preferred Stock, amounting to 33,333,333 shares, for $5 million ($0.15 per share). Because the Preferred Stock has a $0.36 per share liquidation preference, those funds would have been payable to the Preferred Stockholders, and not to the Common Stockholders, during the dissolution if the redemption had not taken place.

     Based on a consent granted by the Preferred Stockholders for the Common Stock Distribution, we anticipate making a one-time distribution of $0.10 per share to Common Stockholders. Absent such consent (or conversion of Preferred Stock to Common Stock, which the Preferred Stockholders have expressed an intent not to do), the liquidation preference applicable to the remaining outstanding Preferred Stock would entitle the Preferred Stockholders to 100% of the distributions to stockholders.

     In any event, our distributions to stockholders may be reduced by additional liabilities we incur, ultimate settlements of our liabilities, or our failure to achieve significant value for any noncash assets.

     We may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. We may appoint our sole director or one or more third parties to act as trustees of such liquidating trust.

     During the dissolution process, we will pay our sole director and executive officer, consultants and agents for services in connection with the dissolution. See "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Effects of the Dissolution on Management and Other Persons" below.

Background and Reasons

     On July 31, 2003, pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") between the Company and TLC Casino Enterprises, Inc. ("TLC"), the Company sold its subsidiary, Four Queens, Inc., doing business as the Four Queens Hotel and Casino ("Four Queens"), and the Company's indirect interest in the Fremont Street Experience, LLC for $20.5 million. Four Queens was the Company's sole operating asset and it constituted substantially all of the Company's assets. The Company has since ceased its operations except for activities that will facilitate, or relate to, the dissolution process.

     Under applicable federal securities laws, the dissolution cannot be effected until at least 20 calendar days after this Information Statement is sent or given to the Company's stockholders of record. We intend to file a Certificate of Dissolution, substantially in the form attached as Exhibit B, with the Nevada Secretary of State on or shortly after the 20th calendar day after the mailing of this Information Statement.

     On August 1, 2003, Philip W. Madow resigned as a Board member and as President of the Company, and Joann McNiff was elected by the three remaining Board members to fill the vacancies created by this resignation. On September 15, 2003, the Company's articles of incorporation were amended to allow the size of the Board to be reduced to one member. Directors John C. "Bruce" Waterfall,

S. Barton Jacka and Donald A. Hinkle then resigned from the Company, leaving Ms. McNiff as the sole director and executive officer.

     Ms. McNiff is an attorney licensed to practice law in New York, and has been independently practicing law since April 2003. Prior to establishing her law practice, Ms. McNiff was employed by MWV. Ms. McNiff began working for MWV in June 1994 and became its in-house counsel in 1996. As in-house counsel for MWV and since establishing her law practice and thereafter representing MWV as outside counsel, Ms. McNiff has worked on various matters relating to the Company and its subsidiaries. Ms. McNiff has no beneficial ownership of the Company's stock.

Risks and Uncertainties for Stockholders

     There are risks and uncertainties of which our stockholders should be aware regarding the dissolution. These include the matters discussed below.

     Because of our payments in respect of our 12.83% Notes and Preferred Stock, the per share payment to Common Stockholders will be small.

     On July 31, 2003, we repaid the entire balance due on our 12.83% Notes due 2003 (the "12.83% Notes"), which amounted to $5,378,670.34 of principal and interest. All of the 12.83% Notes were held by the MWV Accounts. On August 1, 2003 and in January 2004, we paid dividends of $5,860,814.54 and $492,000, respectively, on the Preferred Stock. Also, on January 15, 2004, we redeemed 33,333,333 shares of Preferred Stock at $0.15 per share, resulting in an aggregate payment of $5,000,000. In addition to a further payment of accrued dividends on the remaining 16,666,667 outstanding shares of Preferred Stock, the Preferred Stockholders have an aggregate liquidation preference of $6,000,000 before any payment of distributions on the Common Stock. Consequently, absent voluntary action by Preferred Stockholders to allow a distribution to Common Stockholders, no payments would be made to Common Stockholders. The Preferred Stockholders have consented to the Common Stock Distribution in the amount of $0.10 per share of Common Stock. Because the MWV Accounts own 93% of the Common Stock (as well as 100% of the Preferred Stock), substantially all stockholder distributions, including the Common Stock Distribution, will be paid to the MWV Accounts.

     There are uncertainties associated with our obligations to creditors.

     We have current and future obligations to creditors. These include professional fees and severance payments. As part of the dissolution process, we intend to satisfy our obligations to creditors. Amounts required to settle our obligations to creditors will reduce the amount of assets available for distribution to stockholders. Furthermore, if we find ourselves in a dispute with a creditor concerning an obligation, that creditor might choose to bring a lawsuit against us. A lawsuit could delay or even prevent us from completing our dissolution.

     We will continue to incur liabilities and expenses, which will reduce the amount available for distribution to stockholders.

     Liabilities and expenses from the dissolution (such as salaries, payroll taxes, professionals' fees and miscellaneous office expenses) will continue to be incurred as we wind down. These expenses will reduce the amount of assets available for distribution to stockholders. Consequently, there is no assurance that we will be able to distribute any cash at all to stockholders.

     Distribution of assets, if any, to our stockholders could be delayed.

     Although we have not established a firm timetable for distributions to stockholders, we intend, subject to contingencies inherent in the dissolution process, to make such distributions as promptly as practicable. However, the timing of distributions could be delayed by, among other things, actions by a creditor to prevent distributions to stockholders on the ground that the amounts in question are needed to pay our liabilities and expenses. Any action of this type could delay, or substantially diminish the amount available for, distributions to stockholders.

     If we fail to provide adequately for payment of our expenses and liabilities, each of our stockholders could be held liable for payment to our creditors of such stockholder's pro rata share of amounts owed to our creditors, up to the amount that we actually distribute to such stockholder.

     When we file the Certificate of Dissolution with the Nevada Secretary of State, the Company will become a dissolved corporation. Thereafter, we will continue to exist for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, dispose of our property, discharge our liabilities and distribute to our stockholders any remaining assets. If we fail to provide adequately during the dissolution process for payment of our expenses and liabilities, each stockholder could be held liable for such stockholder's pro rata share of amounts owed to our creditors in excess of what those creditors were paid, up to the amount that we actually distributed to such stockholder.

     The liability of any stockholder would, however, be limited to the amount previously received by such stockholder from us (or from any liquidating trust) in the dissolution. Consequently, in such event a stockholder could be required to return all distributions that we made to such stockholder and, if so, would end up receiving nothing from us as a result of the dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received from us, the stockholder's repayment of all or part of the amount received from us could result in the stockholder incurring a net loss if the stockholder's repayment of the amount previously distributed does not result in a commensurate tax reduction.

     We intend to close the Company's stock transfer books on or shortly after we file the Certificate of Dissolution, after which it will not be possible for stockholders to trade our stock publicly.

     We intend to close our stock transfer books and discontinue recording transfers of stock at or shortly after the close of business on the date we file the Certificate of Dissolution with the Nevada Secretary of State. We refer to this date of closing our stock transfer books as the "final record date." Thereafter, stock certificates will not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the final record date.

After the final record date, any distributions will be made solely to stockholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

     We will continue to incur the expenses of complying with public company reporting requirements.

     Until the liquidation and dissolution process is substantially complete, we will be obligated to comply with the reporting requirements of the Exchange Act even though such compliance is economically burdensome. In order to curtail those expenses, though, we are seeking from the SEC relief from Exchange Act reporting requirements. We anticipate that if such relief is granted, we will continue to file with the SEC current reports on Form 8-K to disclose material events relating to our dissolution along with any other reports that the SEC might require until we qualify for complete termination of Exchange Act reporting requirements.

     If we fail to retain the services of certain key individuals, our dissolution plans may be adversely affected.

     Our ability to carry out the dissolution in accordance with the Plan will depend in large part on our ability to retain the services of our sole director and executive officer and our principal accounting officer. If we fail to retain these individuals, we will need to hire others to oversee our dissolution, which could involve additional compensation expenses, if such other personnel are available at all. Consequently, we have provided retention incentives to these individuals. See "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Effects of the Dissolution on Management and Other Persons" below.

Effects of the Dissolution on Management and Other Persons

     After we file the Certificate of Dissolution, we will continue to indemnify our current and former directors and officers to the extent required or permitted under Nevada law and our organizational documents.

     In order to ensure  retention  of key  individuals  required to complete an orderly dissolution, we have entered into compensation and retention arrangements with Joann McNiff (our sole director and executive officer), Gina
L. Contner Mastromarino (our principal accounting officer) and Philip W. Madow (our former President and now a consultant). The retention arrangements for Mr. Madow and Ms. Mastromarino provide for, among other things, payment of $75,000 to each of them for up to a 15-month period following the July 31, 2003 closing of the Stock Purchase Agreement for remaining in their present roles until we complete the dissolution process. Ms. McNiff's arrangement provides for compensation of $3,000 per month for serving as our director and executive officer for the period from August 1, 2003 through the completion of the dissolution process.

General Aspects of the Dissolution

     The dissolution process will formally commence when we file the Certificate of Dissolution with the Nevada Secretary of State, which will be on or shortly after the 20th calendar day after we mail this Information Statement to our stockholders. We expect the dissolution process to be substantially concluded by the end of the first quarter of 2004, or such later date required under Nevada law, by a final liquidating distribution either directly to eligible stockholders or to a liquidating trust.

     Any sales or other dispositions of our remaining noncash assets will be made in such transactions and on such terms that the Board approves, and may include transactions with persons that control, are controlled by, or are under common control with, the Company. If the cash proceeds from any such sales would be payable solely to the Preferred Stockholders pursuant to their liquidation preference, we may transfer those noncash assets to the Preferred Stockholders, instead of liquidating or selling them to third parties, in order to expedite the dissolution process.

     We may transfer any of our unsold assets or our remaining cash on hand to a trust established for the benefit of our stockholders. These assets would thereafter be sold or distributed on terms approved by the trustee(s). Any such trust is referred to in this Information Statement as a "liquidating trust." If we transfer cash or other assets to a liquidating trust, we will distribute, pro rata to our stockholders based on their entitlement to distributions under the dissolution, beneficial interests in the liquidating trust. If we make the Common Stock Distribution before we establish a liquidating trust, Common Stockholders will not receive liquidating trust interests because they will have already received the full payment to which they are entitled under the dissolution.

     We anticipate that the interests in any liquidating trust will not be transferable. Therefore, although the recipients of the trust interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust and will take into account for tax purposes their allocable portion of any income, gain or loss realized by the trust, the recipients of the trust interests will not realize the value of those interests unless and until the trust distributes cash or other assets to them. We may appoint one or more individuals or entities to act as trustees of the liquidating trust and we may enter into liquidating trust agreements with such trustees on terms and conditions that we approve. For further information relating to liquidating trusts, the appointment of trustees and liquidating trust agreements, see "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Contingent Liabilities; Contingent Reserves; Liquidating Trust" below.

     After the final record date, we will not issue any new stock certificates, other than replacement certificates. See "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Final Record Date" and " - Trading of Common Stock and Interests in the Liquidating Trust" below.

     After we file the Certificate of Dissolution, the Company will continue to exist as a body corporate for the purposes of prosecuting and defending actions, proceedings and claims of any kind or character by or against the Company, and enabling the Company gradually to settle and close its business, dispose of and convey its property, collect and discharge its obligations, and distribute its assets, but not for the purpose of continuing the business for which the Company was established.

Nature, Amount and Timing of Distributions

     Although we have not established a firm timetable for distributions to stockholders, we intend, subject to contingencies inherent in the dissolution process, to make them as promptly as practicable.

     We expect the dissolution process to be concluded by the end of the first quarter of 2004 by a final liquidating distribution, either directly to eligible stockholders or to a liquidating trust. Other than the Common Stock
Distribution, which will be a one-time distribution, we anticipate that all stockholder distributions and any distribution of interests in a liquidating trust will be made only to Preferred Stockholders.

     The proportionate interests of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the final record date. After the final record date, distributions will be paid only to stockholders of record at the close of business on the final record date, except in the case of certain limited, permitted transfers thereafter. We are currently unable to predict the precise nature, amount or timing of distributions pursuant to the dissolution, other than that the Common Stock Distribution will be $0.10 per share. These determinations will be made by the Board or a trustee designated by the Board, and will depend in part on our ability to pay or settle our remaining liabilities and obligations. See "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Risks and Uncertainties for Stockholders" above.

     In lieu of satisfying some or all of our liabilities and obligations prior to making distributions to stockholders, we may reserve assets that we deem adequate to provide for such liabilities and obligations. See "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Contingent Liabilities; Contingency Reserve; Liquidating Trust" below.

     Liabilities and expenses from our dissolution (including salaries, taxes, professional fees and miscellaneous office expenses), although currently declining, will continue to be incurred during the dissolution process and they will reduce the amount of assets available for distribution to stockholders. Although we can not precisely quantify those liabilities and expenses at this time, we believe that available cash will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances to that effect can be given at this time. If our available cash is not adequate to provide for our obligations, liabilities, expenses and claims, distributions to stockholders will be reduced or could be eliminated. See "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Risks and Uncertainties for Stockholders" above.

     The following table shows our current estimates of our cash proceeds and outlays and our distributions to stockholders. The following estimates are not guarantees and they do not reflect the total range of possible outcomes.

Calculation of Estimated Distribution to Stockholders

                                        (Dollar Amounts In Thousands, Except Per Share Amounts)

Cash and cash equivalents as of September 30, 2003                                                  $             9,195

Estimated Cash Proceeds and Outlays:
Dissolution cash use, October 1, 2003 through March 31, 2004 (1)                                    $(              532)
                                                                                                    --------------------
Accounts payable                                                                                    $(               80)
                                                                                                    --------------------
Accrued compensation (2)                                                                            $(              333)
                                                                                                    --------------------
Professional fees (attorneys, accountants, consultants) (3)                                         $(              266)
                                                                                                    --------------------
Preferred Stock dividend and partial redemption in January 2004 (4)                                 $(            5,492)
                                                                                                    --------------------

Estimated cash to distribute to stockholders                                                        $             2,492
                                                                                                    ====================

Common Stock Distribution (5)                                                                       $               499
                                                                                                    ====================

Shares of Common Stock outstanding as of January 15, 2004                                                     4,993,965

Per share distribution to Common Stockholders (5)                                                   $              0.10
                                                                                                    ====================

Estimated distribution to Preferred Stockholders                                                    $             1,993
                                                                                                    ====================

Shares of Preferred Stock outstanding as of January 15, 2004                                                 16,666,667

Estimated per share distribution to Preferred Stockholders (5)                                                    $0.12
                                                                                                    ====================


(1) Estimated dissolution expenses for the period October 1, 2003 through March 31, 2004 are for personnel, facilities and other expenses to conduct the wind-up operations; however, this amount excludes all other line items specifically allocated in the table above.

(2) Estimated cash use for the payment of compensation to Mr. Madow, Ms. McNiff and Ms. Mastromarino.

(3) Estimated cash use for professional fees (excluding Mr. Madow's consulting fees) related to the dissolution or to SEC reporting requirements.

(4) We paid $492,000 of accrued dividends on 50,000,000 outstanding shares of Preferred Stock and then redeemed 33,333,333 of those shares at $0.15 per share. The redemption price was lower than the $0.36 per share liquidation preference that would have been payable on those shares if we had not redeemed them prior to the dissolution.

(5) The MWV Accounts have expressed their intent not to convert the Preferred Stock into Common Stock, but have consented to the Common Stock Distribution as a means of providing Common Stockholders with a portion of the funds available for distribution. Absent such consent, 100% of the stockholder distributions would be payable to the Preferred Stockholders due to their $6,000,000 liquidation preference. If any Common Stockholders cannot be located or do not timely deposit or cash their distribution checks or if the Company cannot pay the Common Stock Distribution to any of them for any other reason, the funds in question will be reallocated to the Preferred Stockholders pursuant to their liquidation preference.

Conduct of the Company Following the Filing of the Certificate of Dissolution

     After we file the Certificate of Dissolution, our activities will be limited to distributing our assets in accordance with the Plan; establishing, if necessary, a contingency reserve for payment of our expenses and liabilities; selling any of our remaining noncash assets; and terminating any of our remaining commercial agreements, relationships or outstanding obligations.
During the dissolution process, we will continue to indemnify the Board, officers, employees and agents in accordance with our organizational documents and Nevada law, including for actions taken in connection with the dissolution and the winding up of our affairs. Indemnification of these persons may be made from the assets of any liquidating trust that we establish. The Board and the trustees of any liquidating trust may obtain and maintain insurance to cover indemnification obligations.

     During the dissolution process, we must be prepared to continue our compliance with the reporting requirements of the Exchange Act, even though compliance with those requirements is economically burdensome. In order to curtail expenses, however, we have requested relief from the SEC from the reporting requirements. We anticipate that even if such relief is granted, we would continue to file with the SEC current reports on Form 8-K to disclose material events relating to our dissolution, along with any other reports that the SEC might require, until we are eligible for complete termination of our Exchange Act reporting obligations. There is no assurance that we will be granted a release from those reporting requirements.


Contingent Liabilities; Contingency Reserve; Liquidating Trust

     Under Nevada law we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. During the dissolution process, we will pay all expenses and liabilities or set aside, as a contingency reserve, cash and other assets which we deem adequate for such payment. We are currently unable to estimate with precision the amount of any contingency reserve that might be needed, but any such amount (in addition to any cash that we contribute to a liquidating trust, if we decide to utilize one) will be deducted before the determination of amounts available for distribution to stockholders.

     If we establish a contingency reserve, the amount of it will be based on estimates and opinions of management and the Board, consultations with outside experts and review of our estimated dissolution expenses and estimated future liabilities, including compensation; legal, accounting and consulting fees; payroll and other taxes payable; miscellaneous office expenses; and expenses accrued in our financial statements. There is no assurance that the contingency reserve in fact will be sufficient. Subsequent to any establishment of a contingency reserve, we will distribute to our stockholders any portions of the contingency reserve which we no longer deem necessary.

     We anticipate paying the Common Stock Distribution prior to any establishment of a contingency reserve. If that is how we proceed, then any remaining portion of the contingency reserve after we satisfy our liabilities will be paid exclusively to Preferred Stockholders.

     If we deem necessary or appropriate, we may transfer any of our remaining assets to a liquidating trust (or similar entity). Those assets would thereafter be sold or distributed on terms approved by the trustee(s). We may decide to transfer assets to a liquidating trust in circumstances where the nature of those assets is not susceptible to distribution or where we decide that it would not be in the best interests of the Company or our stockholders for such assets to be distributed directly to the stockholders at that time. We may also elect to transfer the contingency reserve, if any, to a liquidating trust.

     The purposes of the liquidating trust would be to serve as a temporary repository for the assets, then distribute or sell them on terms satisfactory to the trustee(s) and distribute the sale proceeds, after payment of our liabilities (if any) assumed by the trust, to stockholders. Any liquidating trust that acquires all of our unsold assets will also assume all of our liabilities and obligations and will be obligated to pay all of our expenses and liabilities which remain unsatisfied. If any contingency reserve transferred to the liquidating trust is exhausted, our expenses and liabilities will be satisfied out of any other assets of the liquidating trust.

     The liquidating trust would be evidenced by a trust agreement between the Company and the trustee(s). The transfer to the trust and distribution of interests in the trust to our stockholders would enable us to divest the trust property and permit our stockholders to enjoy whatever economic benefits result from ownership of the trust interests. Pursuant to the liquidating trust agreement, the trust property would be transferred to the trustee(s) immediately prior to the distribution of interests in the trust to eligible stockholders, to be held in trust for the benefit of the stockholder beneficiaries under the terms of the trust agreement. We anticipate that the trust interests would be evidenced only by the records of the trust, with no certificates or other tangible evidence of such interests issued to the stockholder beneficiaries, and that stockholders would not be required to pay for the trust interests they receive.

     We further anticipate that pursuant to any liquidating trust agreement:

     o approval of a majority of the trustees would be required to take any action;

     o    the trust would be irrevocable; and

     o the trust would terminate after the earliest of (1) full distribution of the trust property, (2) approval of such termination by a majority in interest of the trust beneficiaries or by a majority of the trustees or (3) lapse of a specified period of time after the creation of the trust.

     We expect to pay the Common Stock Distribution prior to any establishment of a liquidating trust, in which case only Preferred Stockholders would receive liquidating trust interests.

     If we fail to create an adequate contingency reserve for payment of our expenses and liabilities or if the contingency reserve and the assets held by the liquidating trust are less than the amount ultimately determined to be payable in respect of expenses and liabilities, each stockholder could be held liable to our creditors, out of the amounts that such stockholder previously received from us or from the liquidating trust, for such stockholder's pro rata share of the deficiency.

     If a court determines that we failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of expenses and liabilities exceeds the amount available from the contingency reserve and the liquidating trust, a creditor could seek an injunction against our making of distributions to stockholders on the grounds that the amounts to be distributed are needed to pay our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to stockholders.

Final Record Date

     We intend to close our stock transfer books and discontinue recording stock transfers on the final record date. Thereafter, stock certificates will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue new stock certificates, other than replacements for lost, stolen, destroyed or damaged certificates. We anticipate that no further trading of our stock will occur after the final record date. See "REASONS FOR AND GENERAL EFFECT OF THE DISTRIBUTION - Trading of Common Stock and Interests in the Liquidating Trust" below.

Procedural Requirements

     Distributions from the Company or from a liquidating trust will be made to stockholders according to their holdings as of the final record date. After the final record date, we may require stockholders to surrender their stock certificates in order to receive distributions. Stockholders should not, however, surrender their certificates unless and until we give instructions to do so. If we require a surrender of stock certificates, any distributions otherwise payable to stockholders who have not surrendered their certificates may be held in trust for them, without interest, until they surrender their certificates (subject to escheat under laws relating to unclaimed property). If a certificate has been lost, stolen or destroyed, the stockholder may be required to furnish satisfactory evidence of such loss, theft or destruction, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Trading of Common Stock and Interests in the Liquidating Trust

     The Common Stock is currently reported on the Over-the-Counter Bulletin Board, which is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. We expect to request removal of the Common Stock from the Bulletin Board on or about the final record date. Also at that time, we intend to close our stock transfer books and cease recording stock transfers and issuing stock certificates (other than replacement certificates). Consequently, we expect that trading in the Common Stock will cease on or about the final record date.

     We anticipate that interests in any liquidating trust will not be transferable, although no determination to that effect has yet been made. That determination will be based on, among other things, our estimate of the value of the assets being transferred to the liquidating trust, tax matters and the impact of compliance with applicable securities laws. Even if transferable, the interests may not be accepted as collateral for loans as readily as more conventional securities with established trading markets.

     Stockholders who receive liquidating trust interests will, for tax purposes, be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to the liquidating trust (see "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Material U.S. Federal Income Tax Consequences" below). Consequently, the distribution of nontransferable trust interests could have the adverse effect of creating tax liability for the interest holders without a ready ability on their part to sell the interests in order to pay such taxes.

     If we pay the Common Stock Distribution prior to establishment of a liquidating trust, Common Stockholders will receive no interests in the liquidating trust.

Material U.S. Federal Income Tax Consequences

     The following discussion is a general summary of the material U.S. federal income tax consequences to our stockholders that are expected to result from their receipt of distributions pursuant to the dissolution. This discussion is not a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of stockholders who are subject to special treatment under certain federal income tax laws (such as securities dealers, banks, insurance companies, tax-exempt organizations, mutual funds and foreign persons). It also does not address tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based on the Internal Revenue Code of 1986, as amended; Treasury Regulations; Internal Revenue Service ("IRS") rulings; and judicial decisions now in effect, all of which are subject to change at any time (including retroactive changes). Distributions pursuant to the dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of each distribution. The following discussion has no binding effect on the IRS or the courts and assumes that the dissolution process will be completed, in all material respects, as we presently anticipate.

     We have not requested from the IRS any ruling with respect to the anticipated tax consequences of the dissolution, nor will we seek an opinion of counsel with respect to the tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the liquidation. Tax considerations applicable to particular stockholders may vary with, and be contingent on, the stockholder's individual circumstances.

     Federal Income Taxation of the Company. Until the dissolution process is completed, we will continue to be subject to federal income taxation on our taxable income, if any. We will recognize gain or loss with respect to any sale of our assets in an amount equal to the fair market value of the consideration we receive for such assets over our adjusted tax basis in the assets sold. In addition, although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, we may recognize gain upon such distribution. We will be treated as if we had sold any such distributed property to the distributee-stockholder for its fair market value on the date of the distribution.

     Federal  Income  Taxation  of  our   Stockholders.   Amounts   received  by
stockholders pursuant to the dissolution will be treated as full payment in exchange for their shares of stock. Stockholders will recognize gain or loss equal to the difference between (1) the sum of the cash distributed to them and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their shares of stock. A stockholder's tax basis in his or her shares will depend on various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto.

     We anticipate paying the Common Stock Distribution on a one-time basis. If, though, we make more than one liquidating distribution to a stockholder, each such distribution will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder's tax basis in his or her shares. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis in that share. Any loss will generally be recognized only when the stockholder has received the final distribution from us and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder's tax basis in that share. Gain or loss recognized by a stockholder will be capital gain or loss if the shares are held as capital assets, and will be long-term capital gain or loss if the stock has been held for more than one year.

     In the event of a noncash distribution, the stockholder's tax basis in the property immediately after the distribution would be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder's future sale of that property would be measured by the difference between the stockholder's tax basis in the property at the time of such sale and the proceeds of such sale.

     If stockholders are required to pay any liability of ours not fully covered by our contingency reserve (see "REASONS FOR AND GENERAL EFFECT OF THE DISSOLUTION - Contingent Liabilities; Contingency Reserve; Liquidating Trust" above), such payments by stockholders would generally produce a capital loss, which, for individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

     Liquidating Trust. If we transfer assets to a liquidating trust, we intend to structure the trust so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject. Assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust itself will not be subject to federal income tax. After the liquidating trust is formed, stockholders must take into account for federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust. As a result of any transfer of our property to a liquidating trust and the ongoing operations of the liquidating trust, stockholders should be aware that they may be subject to tax, regardless of whether they have received any actual distributions from the liquidating trust with which to pay such tax.

     If we pay the Common Stock Distribution solely out of our assets that are not transferred to the liquidating trust, which is our current intention, then the liquidating trust would have no tax consequences for Common Stockholders.

     The tax consequences of the dissolution may vary depending on the particular circumstances of each stockholder. We recommend that each stockholder consult his or her own tax advisor regarding the federal income tax consequences of the plan of dissolution as well as the state, local and foreign tax consequences.

Effect of Dissolution

     The methods we used in estimating the values of our assets are not exact and may not approximate values actually realized. Our assessment assumes that estimates of our liabilities and operating costs are accurate, but those estimates are subject to uncertainties beyond our control and they do not reflect any contingent or unmatured liabilities that may later materialize or mature. For these reasons, actual net proceeds distributed to stockholders may be significantly less than the estimated amounts discussed in this Information Statement.

Vote Requirements

     Approval of the dissolution requires the affirmative vote of holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting on an as-converted basis with the Common Stock. We will obtain such approval from the MWV Accounts, which own approximately 93% of the outstanding Common Stock and all of the Preferred Stock. We have also obtained the required approval of the Board.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     As of January 15, 2004, the Company had two outstanding classes of voting securities, Common Stock and Preferred Stock. The Preferred Stock votes with the Common Stock on an as-converted basis, except with respect to the election of directors. As of January 15, 2004, the beneficial ownership of each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock or the beneficial owner of any Preferred Stock was as follows:

                                                        Common Stock
                                                        ------------
                                                                                 Amount and Nature of           Percent
Name and Address of Beneficial Owner                                            Beneficial Ownership(1)        of Class(1)
------------------------------------                                            -----------------------        -----------
John C. "Bruce" Waterfall, who exercises voting and
investment authority over the Common Stock owned by
the MWV Accounts as follows (2)(3)(4)(5):
  Endowment Restart, L.L.C                                                              5,643,288                  56.8%
  Morgens Waterfall Income Partners, L.P.                                                 909,950                  15.4
  MWV Employee Retirement Plan Group Trust                                                334,342                   6.3
  MWV International, Ltd.                                                               3,898,515                  78.1
  Phoenix Partners, L.P.                                                                4,289,609                  46.2
  Restart Partners, L.P.                                                                3,589,561                  41.8
  Restart Partners II, L.P.                                                             6,875,433                  57.9
  Restart Partners III, L.P.                                                            5,621,599                  53.0
  Restart Partners IV, L.P.                                                             3,541,551                  41.5
  Restart Partners V, L.P.                                                                942,329                  15.9
                                                                                       ----------                  ----
         Total Beneficial Ownership of MWV Accounts                                    35,646,177                  99.0%
                                                                                       ==========                  =====


                                                      Preferred Stock
                                                      ---------------
                                                                                 Amount and Nature of           Percent
Name and Address of Beneficial Owner                                            Beneficial Ownership(1)        of Class(1)
------------------------------------                                            -----------------------        -----------
John C. "Bruce" Waterfall, who exercises voting and
investment authority over the Preferred Stock owned by
the MWV Accounts, as follows (2)(3)(4):
  Endowment Restart, L.L.C.                                                          2,654,421.12                  15.9%
  Morgens Waterfall Income Partners, L.P.                                              489,224.99                   2.9
  MWV Employee Retirement Plan Group Trust                                             157,272.37                     *
  Phoenix Partners, L.P.                                                             2,306,260.82                  13.8
  Restart Partners, L.P.                                                             1,929,887.87                  11.6
  Restart Partners II, L.P.                                                          3,696,500.17                  22.2
  Restart Partners III, L.P.                                                         3,022,390.44                  18.1
  Restart Partners IV, L.P.                                                          1,904,075.99                  11.4
  Restart Partners V, L.P.                                                             506,633.23                   3.0
                                                                                    -------------                  ----
         Total Beneficial Ownership of MWV Accounts                                 16,666,667.00                 100.0%
                                                                                    =============                 ======

*Less than 1% of the outstanding shares

     (1) The number of shares beneficially owned and the percent of class beneficially owned are determined in accordance with SEC rules and are based on 4,993,965 shares of Common Stock and 16,666,667 shares of Preferred Stock, respectively, issued and outstanding, as of January 15, 2004. The Preferred Stock is convertible at the option of the holders into an aggregate of 30,999,738 shares of Common Stock (after elimination of fractional shares of Common Stock). In accordance with SEC rules concerning beneficial ownership, the percentage of outstanding shares of Common Stock beneficially owned by each reported person assumes the conversion into Common Stock of all Preferred Stock owned by that person but does not assume the conversion of Preferred Stock by any other beneficial owner of Preferred Stock.

     (2) The address for Mr. Waterfall and each of the MWV Accounts is 600 5th Avenue, 27th Floor, New York, New York 10020.

     (3) The Common Stock beneficially owned by Endowment Restart, L.L.C. and MWV Employee Retirement Plan Group Trust includes 4,937,182 shares and 292,524 shares, respectively, that these MWV Accounts can acquire upon conversion of their Preferred Stock. The Common Stock beneficially owned by all MWV Accounts, except Endowment Restart, L.L.C., MWV Employee Retirement Plan Group Trust and MWV International, Ltd., consists solely of shares that they can acquire upon conversion of their Preferred Stock. MWV International, Ltd. holds no Preferred Stock.

     (4) Mr. Waterfall is the only individual who exercises voting and investment power with respect to the Company's stock owned by the MWV Accounts. He exercises such power pursuant to agreements in connection with the Company's Chapter 11 plan of reorganization in 1997. MWV and certain affiliates have general partner, managing member, investment advisor, investment manager or trustee relationships with the MWV Accounts. Accordingly, for purposes of SEC rules under the Exchange Act, MWV and those affiliates could also be deemed the beneficial owners of the same Common Stock and Preferred Stock owned by the MWV Accounts. The resulting attribution of such beneficial ownership of Common Stock and Preferred Stock, expressed in number of shares and as a percentage of the outstanding shares (with such percentages calculated on the basis described in footnote (1) above), to MWV and those affiliates would be as follows: MWV - 4,232,857 shares of Common Stock (80.1%) and 157,232.37 shares of Preferred Stock (0.9%); Endowment Prime, L.L.C. - 5,643,288 shares of Common Stock (56.8%) and 2,654,421.12 shares of Preferred Stock (15.9%); MW Capital, L.L.C. - 909,950 shares of Common Stock (15.4%) and 489,224.99 shares of Preferred Stock (2.9%); MW Management, L.L.C. - 4,289,609 shares of Common Stock (46.2%) and 2,306,260.82 shares of Preferred Stock (13.8%); Prime Group, L.P. - 3,589,561 shares of Common Stock (41.8%) and 1,929,887.87 shares of Preferred Stock (11.6%); Prime Group II, L.P. - 6,875,433 shares of Common Stock (57.9%) and 3,696,500.17 shares of Preferred Stock (22.2%); Prime Group III, L.P. - 5,621,599 shares of Common Stock (53.0%) and 3,022,390.44 shares of Preferred Stock (18.1%); Prime Group IV, L.P. - 3,541,551 shares of Common Stock (41.5%) and 1,904,075.99 shares of Preferred Stock (11.4%); Prime Group V, L.P. - 942,329 shares of Common Stock (15.9%) and 506,633.23 shares of Preferred Stock (3.0%); Prime, Inc. - 20,570,473 shares of Common Stock (80.5%) and 11,059,487.70 shares of Preferred Stock (66.4%); and Edwin H. Morgens - same attribution of beneficial stock ownership as for Mr. Waterfall. In view of Mr. Waterfall's sole voting and investment power over the Company's stock held by the MWV Accounts, MWV and the foregoing affiliates disclaim beneficial ownership of such stock.

     (5) The Company has relied on information provided by MWV or the MWV Accounts for beneficial ownership allocation.

Security Ownership of Management

     As of January 15, 2004, Joann McNiff, the Company's sole director and executive officer, had no beneficial ownership of Common Stock or Preferred Stock.

                 INTERESTS OF CERTAIN PERSONS IN THE DISSOLUTION

     John C. "Bruce" Waterfall is the President and a principal stockholder of MWV, which manages the MWV Accounts. Until September 15, 2003, Mr. Waterfall also served as our Chairman of the Board. The MWV Accounts beneficially own 93% of the Common Stock and 100% of the Preferred Stock. Mr. Waterfall exercises sole voting and investment authority over the Company's stock owned by the MWV Accounts.

     Joann McNiff, our sole director and executive officer, was employed by MWV from March 1994 through March 2003 and worked on various matters involving the Company and its subsidiaries during that time. Since establishing her own law practice in April 2003, Ms. McNiff has continued to serve as outside counsel to MWV on various matters, including those pertaining to the Company and its subsidiaries.

     During the dissolution process, due to the accrued but unpaid dividends on Preferred Stock and the aggregate liquidation preference of $6,000,000 for the remaining shares of Preferred Stock, all funds available for distribution to stockholders, except for the Common Stock Distribution, are expected to be paid to the MWV Accounts in respect of their Preferred Stock. Furthermore, because the MWV Accounts own 93% of the Common Stock, substantially all of the Common Stock Distribution will be paid to them as well.

     Consulting Agreements and Other Compensation Arrangements. Philip W. Madow, the Company's former President, and Gina L. Contner Mastromarino, the Company's principal accounting officer, and the Company are parties to agreements whereby Mr. Madow and Ms. Mastromarino are to be paid $75,000 each for their services as consultants to the Company for a period of 15 months following the closing of the Stock Purchase Agreement. The Company also paid each of them a $75,000 performance bonus for their efforts in facilitating, effectuating and consummating the closing of the Stock Purchase Agreement, which closing is the principal reason for the dissolution. Additionally, in connection with the closing, their positions with Four Queens were terminated and they each became entitled to one year's salary ($255,000 for Mr. Madow and $145,000 for Ms. Mastromarino) and health insurance coverage for one year as severance pay. The Company has assumed and is paying these obligations.

     Ms. McNiff became a director and President of the Company on August 1, 2003 and has been serving as the sole director and executive officer of the Company since September 15, 2003. Effective as of August 1, 2003, the Company is compensating Ms. McNiff at the rate of $3,000 per month for services as a director and executive officer. Ms. McNiff performs these services on an as-needed basis, and she continues with her law practice in New York.

                             SELECTED FINANCIAL DATA

     The Company derived the following selected historical financial data from its audited financial statements for 1998 through 2002 and from its unaudited financial statements for the nine months ended September 30, 2003 and 2002. The selected historical financial data for 1998 through 2002 and for the nine months ended September 30, 2003 and 2002 should be read in conjunction with the related audited and unaudited financial statements and notes thereto contained elsewhere in this Information Statement. In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of September 30, 2003, the results of its operations for the nine-month periods ended September 30, 2003 and September 30, 2002, and the results of its cash flows for the nine months ended September 30, 2003 and September 30, 2002. The operating results and cash flows for these periods are not indicative of the results that will be achieved for the full year of 2003 or for future periods.

     On July 31, 2003, the Company sold its sole operating asset, Four Queens. All operations of the Company have been discontinued since that sale and the Board's approval of the Plan on November 3, 2003. The Company has adopted the liquidation basis of accounting during the quarter ended September 30, 2003 based on the expected dissolution.

                                       September 30,                               December 31,
                                 --------------------------- ----------------------------------------------------------
                                     2003          2002        2002        2001        2000        1999        1998
                                 (Liquidation     (Going      (Going      (Going      (Going      (Going      (Going
                                    Basis)       Concern     Concern     Concern     Concern     Concern     Concern
                                    -----         Basis)      Basis)      Basis)      Basis)      Basis)      Basis)
                                                  -----       -----       -----       -----       -----       -----
                                                       (In Thousands, Except Per Share Amounts)

Balance sheet data:
Total assets                       $10,365                   $34,096     $32,761     $47,995     $48,793     $49,748
Current portion
   of long-term debt                     -                       415         603       1,178       2,079       1,906
Long-term debt less
  current maturities                     -                     8,625       8,684      10,093      14,264      15,548
6% Cumulative convertible
  preferred stock                        -                    23,066      21,760      20,528      19,366      18,270

Shareholders' equity                     -                   $19,283     $18,039     $31,608     $25,339     $24,109
Net assets in liquidation          $ 8,914                         -           -           -           -           -

Operations data:
Revenues (net)                     $32,917       $40,885     $54,881(e)  $52,839     $59,351(f)  $55,243     $54,584

Net income (loss)                   (4,508)(c)       796(b)    1,244     (13,569)(a)   6,269         960      (1,349)

Undeclared dividends on
  cumulative preferred stock           862           965       1,306       1,232       1,162       1,096         270
                                       ---           ---       -----       -----       -----       -----         ---
Net income (loss) applicable
  to common shares                 ($5,370)        ($169)       ($62)   ($14,801)     $5,107       ($136)    ($1,619)
                                   ========        ======       =====   =========     ======       ======    ========

Basic and diluted per share
  amounts:
Basic income (loss) per share       ($1.08)        ($.03)      ($.01)     ($2.96)      $1.02       ($.03)      ($.33)
                                    =======        ======      ======     =======      =====       ======      ======

Diluted income (loss) per
  share                             ($1.08)        ($.03)      ($.01)     ($2.96)       $.06       ($.03)      ($.33)
                                    =======        ======      ======     =======       ====       ======      ======

Cash flow data:
Cash flows (used in) provided by
 operating activities                ($125)        $3,041     $3,702      $3,419      $8,287      $2,983      $3,275
Cash flows (used in) provided by
 investing activities               $20,498         (826)      1,190       1,566       1,695       3,046       2,117
Cash flows (used in) provided by
 financing activities              (12,973)         (679)        822       2,218       5,131       1,994       1,462

Capital costs:
Depreciation and
  amortization                      $1,039 (d)     $ 678(d)   $1,564(d)   $3,954      $3,872      $3,332      $2,804

Interest expense                       521           919       1,214       1,415       1,634       1,997       4,372
                                       ---           ---       -----       -----       -----       -----       -----
Capital costs                       $1,560        $1,597      $2,778      $5,369      $5,506      $5,329      $7,176
                                    ======        ======      ======      ======      ======      ======      ======

(a) In connection with an Asset Purchase Agreement (the "Asset Purchase Agreement") between Four Queens and SummerGate, Inc., the Company recognized a noncash impairment loss of approximately $13.2 million during 2001. See discussion in Notes to Consolidated Financial Statements.

(b) In connection with the Asset Purchase Agreement, the Company recognized an additional noncash impairment loss of approximately $324,000 during 2002. See discussion in Notes to Consolidated Financial Statements.

(c) In connection with the Stock Purchase Agreement, the Company recognized a noncash impairment loss of approximately $5 million during 2003. See discussion in Notes to Condensed Consolidated Financial Statements (Unaudited).

(d) In connection with the Asset Purchase Agreement, substantially all of the assets of Four Queens were held for sale during the first half of 2002 and no depreciation was recorded on these assets for that period. In connection with the Stock Purchase Agreement, Four Queens' assets were classified as held-for-sale on April 29, 2003 and no depreciation was recorded for the period from April 30, 2003 to July 31, 2003 (date of sale of Four Queens).

(e) Includes approximately $1.3 million of non-operating revenues from payments received under a settlement agreement between Olympia Gaming Corporation and the Jamestown S'Kallam Tribe.

(f) Includes approximately $6.2 million of non-operating revenues from payments received under a settlement agreement with Palm Springs East Limited Partnership.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     This discussion and analysis should be read in conjunction with the unaudited condensed consolidated financial statements, the audited consolidated financial statements and the respective notes thereto contained elsewhere in this Information Statement.

     Beginning August 1, 2003, the results of operations of Four Queens are excluded from the Company's financial statements. The information presented for the current year is not comparable to the prior year.

     On July 31, 2003, the Company sold its sole operating asset, Four Queens. All operations of the Company have been discontinued since that sale and the Board's approval of the Plan on November 3, 2003. The Company has adopted the liquidation basis of accounting during the quarter ended September 30, 2003 based on the expected dissolution.

                  NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED
                     TO NINE MONTHS ENDED SEPTEMBER 30, 2002
________________________________________________________________________________

     Beginning August 1, 2003, the results of operations of Four Queens have been excluded from the Company's financial statements. The period(s) presented in the current year are not comparable to the same period(s) in the prior year.

     On July 31, 2003, the Company sold its sole operating asset, Four Queens. All operations of the Company have been discontinued since that sale and the Board's approval of the Plan on November 3, 2003. The Company has adopted the liquidation basis of accounting during the quarter ended September 30, 2003 based on the expected dissolution.

Revenues

     The sale of Four Queens was consummated on July 31, 2003. The Company had no revenues from operations between August 1, 2003 and September 30, 2003. Net revenues decreased by approximately $7,968,000, or 19.5%, from $40,885,000 during the nine months ended September 30, 2002, to $32,917,000 for the period from January 1, 2003 to August 1, 2003. This decrease was due, in large part, to the sale of Four Queens on July 31, 2003.

Costs And Expenses

     Total costs and expenses decreased by approximately $2,664,000, or 6.6%, from $40,089,000 for the nine months ended September 30, 2002 to $37,425,000 for the period from January 1, 2003 to August 1, 2003 due primarily to the sale of Four Queens on July 31, 2003.

     On March 14, 2002, the Company entered into the Purchase Agreement for the sale of substantially all of the assets of Four Queens to SummerGate, Inc. In connection with the Purchase Agreement, the Company recognized a noncash impairment loss of approximately $13.2 million during 2001 and an additional impairment loss of approximately $324,000 in the first quarter of 2002 due to the amendment of the Purchase Agreement and an increase in the carrying value of Four Queens' assets that were to be purchased at September 30, 2002.

     On June 27, 2002, Four Queens terminated the Purchase Agreement and began depreciating the fixed assets on July 1, 2002.

     On April 29, 2003, the Company announced that it entered into the Stock Purchase Agreement for the sale of all the capital stock of Four Queens and its interest in the Fremont Street Experience, LLC, to TLC for a purchase price of $20.5 million.

     In connection with the Stock Purchase Agreement, the Company recognized a noncash impairment loss of approximately $5 million during the first nine months of 2003. The impairment loss was necessary in order to adjust the Company's investment in Four Queens to the purchase price of $20.5 million. The sale of Four Queens was consummated on July 31, 2003. For more information, see Note 1 and Note 4 to the Condensed Consolidated Financial Statements.

Net Income (Loss) Before Undeclared Dividends on Preferred Stock

     As a result of the factors discussed above, the Company experienced a net loss from operations in the period from January 1, 2003 to August 1, 2003 of $4,508,000 compared to net income from operations of $796,000 in the nine months ended September 30, 2002.


                      YEAR ENDED DECEMBER 31, 2002 COMPARED
                         TO YEAR ENDED DECEMBER 31, 2001
________________________________________________________________________________

Revenues

     Net revenues increased by approximately $2,042,000, or 3.9%, from $52,839,000 during the 2001 period, to $54,881,000 for the 2002 period. This was due, in part, to payments of approximately $1.3 million received during 2002 under the Olympia Settlement. However, the acts of terrorism that occurred on September 11, 2001, resulted in a disruption in travel which, management believes, continued to contribute to decreased customer visitation to Four Queens. The Company experienced declines, most noticeably in room revenues and slot revenues, which, along with general economic conditions, adversely affected the Company's operating results since September 11, 2001, also discussed below.

     Casino revenues increased by approximately $1,209,000, or 3.2%, from $38,075,000 during the 2001 period to $39,284,000 during the 2002 period. This was primarily due to a $1,652,000, or 21.0%, increase in table games revenue which was partially offset by a $303,000, or 1.1%, decrease in slot machine revenue; a $101,000, or 18.4%, decrease in keno revenue; a $28,000, or 20.7%, decrease in live and tournament poker revenue; and an $11,000, or 1.0%, decrease in slot promotion revenue for the 2002 period. The increase in table games revenue was attributable to an increase in the win percentage of 1.1% and an increase in drop of $6,645,000, or 12.3%. The decrease in slot machine revenue was attributable to a decrease in slot coin-in of $10,029,000, or 2.1%, partially offset by an increase in the hold percentage of 0.06%. The decrease in keno revenue was attributable to a decrease in keno drop of $183,000, or 10.8%. The decrease in slot promotion revenue was due to a decrease in the average daily headcount of $21 WinsSM, a promotional slot program, of 23, or 13.4%, due to a decline in foot traffic.

     Hotel revenues decreased by approximately $785,000, or 8.8%, from $8,950,000 during the 2001 period to $8,165,000 during the 2002 period. This was primarily due to a decrease in room occupancy, as a percentage of total rooms available for sale, from 86.1% for the 2001 period, to 83.1% for the 2002 period and a decrease in the average daily room rate of $1.75, from $37.19 in the 2001 period to $35.44 in the 2002 period. The overall decline in performance was primarily attributed to a reduction in individual reservations call volume which has not improved since the events of September 11, 2001 and has been affected by general economic conditions.

     Food and beverage revenues increased approximately $341,000, or 3.2%, from $10,792,000 during the 2001 period to $11,133,000 during the 2002 period. This was primarily due to an increase in cash sales as a result of a higher average check.

     Other and other non-operating revenues increased by approximately $1,176,000, or 82.5%, from $1,426,000 during the 2001 period to $2,602,000 during the 2002 period. This was primarily due to payments of approximately $1.3 million received from June to October 2002 under the Olympia Settlement, partially offset by a decrease in parking garage revenue of $53,000, or 11.2%, due to a decline in the number of cars parked.

     Promotional allowances decreased by approximately $102,000, or 1.6%, from $6,405,000 during the 2001 period to $6,303,000 during the 2002 period. This was due to a decrease in complimentary rooms, food and beverage that resulted from a decrease in casino complimentaries, which was caused in part by decreased slot machine play.

Direct Costs and Expenses of Operating Departments

     Total direct costs and expenses of operating departments, including taxes and licenses, increased by approximately $1,147,000, or 3.2%, from $35,298,000 for the 2001 period to $36,445,000 for the 2002 period.

     Casino expenses increased $575,000, or 4.4%, from $13,021,000 during the 2001 period to $13,596,000 during the 2002 period, and expenses as a percentage of revenue increased from 34.2% to 34.6%, respectively. The increase was partially due to an increase in labor costs associated with an increase in the number of table games open for play as well as an increase in the cost of complimentary rooms, food and beverage reflected as a casino expense.

     Hotel expenses increased $45,000, or 0.5%, from $9,384,000 during the 2001 period to $9,429,000 during the 2002 period, and expenses as a percentage of revenue increased from 104.8% to 115.5%. The increase was due in part to an increase in union labor costs and an increase in the reclassification of cost of complimentary rooms reflected as a casino expense.

     Food and beverage costs and expenses increased by approximately $300,000, or 4.2%, from $7,188,000 during the 2001 period to $7,488,000 during the 2002 period, and expenses as a percentage of revenues increased from 66.6% to 67.3%, respectively. This was due in part to an increase in union labor costs.

     Taxes and licenses increased $227,000, or 4.0%, from $5,705,000 in the 2001 period to $5,932,000 in the 2002 period as a result of corresponding increases in casino revenues.

     The Company concluded negotiations with the Culinary Workers Union Local 226 and Bartenders Union Local 165 as well as the International Union of Operating Engineers Local 501 (AFL-CIO) on June 30, 2002. Pursuant to such negotiations, the Company has commitments for various union payroll increases retroactive to June 1, 2002, for a period of five years, which will increase future payroll costs.

Other Operating Expenses

     Selling, general and administrative expenses increased $550,000, or 6.8%, from $8,122,000 during the 2001 period to $8,672,000 during the 2002 period and, as a percentage of total net revenues, expenses increased from 15.4% to 15.8%. This was primarily due to expenses relating to the proposed sale of Four Queens' assets, which was not consummated.

     Rent expense increased by approximately $128,000, or 3.0%, from $4,299,000 during the 2001 period to $4,427,000 during the 2002 period, due primarily to adjustments for rent increases pursuant to the terms of the Company's land lease agreements.

     On March 14, 2002, the Company entered into the Purchase Agreement for the sale of substantially all of the assets of Four Queens to SummerGate, Inc., for a purchase price, subject to certain adjustments, of approximately $22 million, plus the value of cash on hand and the assumption of certain liabilities. On April 5, 2002, Four Queens amended the Asset Purchase Agreement to, among other things, extend the termination date to June 30, 2002, and reduce the $22 million purchase price to approximately $21.15 million (plus the value of cash on hand and the assumption of certain liabilities) if the sale of assets was consummated after May 7, 2002. In connection with the Purchase Agreement, the Company recognized a noncash impairment loss of approximately $13.2 million during 2001. An impairment loss was necessary as net proceeds resulting from the sale of Four Queens would have been less than the carrying value of the assets that were to be sold as of December 31, 2001. Approximately $12.9 million of the impairment loss related to buildings and equipment and the remainder related to the impairment of reorganization value in excess of amounts allocable to identifiable assets. The Company recorded an adjustment to the impairment loss by approximately $324,000 in the first quarter of 2002, due to the amendment of the Asset Purchase Agreement and an increase in the carrying value of Four Queens' assets that were to be sold at March 31, 2002. For more information, see
Note 4, "Impairment Loss," in the Notes to Consolidated Financial Statements.

     During 2002, the Company incurred approximately $992,000, net, in merger and litigation costs. Approximately $2,101,000 was incurred as a result of litigation and settlement costs related to the Agreement and Plan of Merger between the Company and Allen E. Paulson. See discussion in the Notes to Consolidated Financial Statements. The Company's insurance carrier reimbursed the Company's costs relating to this matter in the approximate amount of $1,109,000 during 2002.

Other Expenses

     Depreciation and amortization expense decreased by approximately $2,390,000, or 60.4% from $3,954,000 during the 2001 period to $1,564,000 during the 2002 period. This was primarily due to an adjustment in the carrying value of Four Queens' assets previously being held for sale and through the recording of an impairment loss in prior reporting periods. Approximately $12.9 million of the impairment loss recorded during 2001 was related to buildings and equipment and the remainder was related to the impairment of reorganization value in excess of amounts allocable to identifiable assets. The Company recorded an adjustment to the impairment loss in the first quarter of 2002 of approximately $324,000, due to the amendment of the Purchase Agreement and an increase in the carrying value of Four Queens' assets that would have been sold at March 31, 2002. As substantially all of the assets of Four Queens were held for sale, no depreciation was recorded on these assets for the six months ended June 30, 2002.

     Interest expense decreased by approximately $201,000, or 14.2% from $1,415,000 during the 2001 period to $1,214,000 for the 2002 period. The decrease was primarily due to a reduction in the principal balance of the 12.83% Notes as a result of a principal payment by the Company in June 2001.

Net Income Before Provision For Income Taxes And Undeclared Dividends On Preferred Stock

     As a result of the factors discussed above, the Company realized net income before provision for income taxes and undeclared dividends on Preferred Stock in the 2002 period of $1,244,000 compared to a loss of $13,569,000 in the 2001 period, an increase of $14,813,000.

                      YEAR ENDED DECEMBER 31, 2001 COMPARED
                         TO YEAR ENDED DECEMBER 31, 2000
________________________________________________________________________________

Revenues

     Net revenues decreased by approximately $6,512,000, or 11.0%, from $59,351,000 during the 2000 period, to $52,839,000 for the 2001 period. This was primarily due to $6.2 million in payments received in 2000 under a settlement agreement with the Twenty-Nine Palms of Mission Indians (the "Band") and a decrease in hotel revenues offset by an increase in casino revenues. As a result of the acts of terrorism on September 11, 2001, there were disruptions in travel which resulted in decreased customer visitation to Four Queens. The Company experienced declines, most noticeably in room and casino revenues, which materially and adversely affected the Company's operating results after September 11, 2001, as discussed below.

     Casino revenues increased by approximately $1,024,000, or 2.8%, from $37,051,000 during the 2000 period to $38,075,000 during the 2001 period. This was primarily due to a $1,100,000 increase in slot promotion revenue, a $825,000, or 11.7%, increase in table games revenue and a $135,000 increase in poker revenue, partially offset by a $1,049,000, or 3.6%, decrease in slot machine revenue. The increase in table games revenue was attributable to an increase in the win percentage of 1.9%, which was partially offset by a decrease in drop of $1,518,000, or 2.7%. The increase in slot promotion revenue was due to the implementation of a promotional slot program in February 2001 known as $21 WinsSM. The average daily headcount for $21 WinsSM during the nine-month 2001 period was 172. The decrease in slot machine revenue was attributable to a decrease in slot coin-in of $19,943,000 or 4.0%. The increase in poker revenue was attributable to poker tournament revenue earned during the Four Queens Poker Classic, which was held from September 5 through September 23, 2001, as well as revenues earned from live poker play during the same time period.

     Hotel revenues decreased by approximately $697,000, or 7.2%, from $9,647,000 during the 2000 period to $8,950,000 during the 2001 period. This was primarily due to a decrease in room occupancy, as a percentage of total rooms available for sale, from 91.5% for the 2000 period, to 88.5% for the 2001 period and the average daily room rate decreased $1.25, from $38.44 in the 2000 period to $37.19 in the 2001 period.

     Food and beverage revenues increased approximately $494,000, or 4.8%, from $10,298,000 during the 2000 period to $10,792,000 during the 2001 period. This was primarily due to an increase in cash food sales as a result of a higher average of food and beverage checks and an increase in complimentary covers of 6,212, or 6.1%.

     Other and other non-operating revenues decreased by approximately $6,711,000, or 82.5%, from $8,137,000 during the 2000 period to $1,426,000 during the 2001 period. This was primarily due to payments of approximately $6,191,000 received in 2000 under the settlement agreement with the Band and a reduction in commemorative chips taken to income of approximately $281,000.

     Promotional allowances increased by approximately $623,000, or 10.8%, from $5,782,000 during the 2000 period to $6,405,000 during the 2001 period. This was due to a decrease in complimentary rooms, food and beverage that resulted from a decrease in casino complimentaries, which was due in part to decreased slot play.

Direct Costs and Expenses of Operating Departments

     Total direct costs and expenses of operating departments, including taxes and licenses, increased by approximately $1,170,000, or 3.4%, from $34,128,000 for the 2000 period to $35,298,000 for the 2001 period.

     Casino expenses increased $1,174,000, or 9.9%, from $11,847,000 during the 2000 period to $13,021,000 during the 2001 period, and expenses as a percentage of revenue increased from 32.1% to 34.2%.

     Hotel expenses decreased $224,000, or 2.3%, from $9,608,000 during the 2000 period to $9,384,000 during the 2001 period, however, expenses as a percentage of revenue increased from 99.6% to 104.8%.

     Food and beverage costs and expenses increased by approximately $301,000, or 4.4%, from $6,887,000 during the 2000 period to $7,188,000 during the 2001 period; however, expenses as a percentage of revenues decreased from 66.9% to 66.6%.

     Taxes and licenses decreased $81,000, or 1.4%, from $5,786,000 in the 2000 period to $5,705,000 in the 2001 period.

Other Operating Expenses

     Selling, general and administrative expenses decreased $1,109,000, or 12.0%, from $9,231,000 during the 2000 period to $8,122,000 during the 2001 period, and as a percentage of total net revenues, expenses decreased from 15.6% to 15.4% primarily due to a reduction in slot marketing expenses as a result of a discontinued promotion.

     The Company has commitments for various union payroll increases which are expected to increase future payroll costs.

Other Expenses

     Rent expense increased by approximately $162,000, or 3.9%, from $4,137,000 during the 2000 period to $4,299,000 during the 2001 period, due primarily to corresponding annual consumer price index increases for land lease agreements.

     Depreciation and amortization increased by approximately $82,000, or 2.1%, from $3,872,000 during the 2000 period to $3,954,000 during the 2001 period, primarily due to the acquisition of new equipment and the completion of a room remodel project.

     Interest expense decreased by approximately $219,000, or 13.4%, from $1,634,000 during the 2000 period to $1,415,000 for the 2001 period. This was primarily due to a reduction in the principal balance of the 12.83% Notes as a result of principal payments by the Company in June 2001.

     During 2001, the Company incurred approximately $127,000 in merger and litigation costs. Approximately $370,000 was incurred as a result of litigation costs related to the Agreement and Plan of Merger between the Company and Allen
E. Paulson, which was offset by a reimbursement from the Company's insurance carrier in the amount of $243,000.

Impairment Loss

     In connection with the Purchase Agreement, the Company recognized a noncash impairment loss of approximately $13.2 million during 2001. An impairment loss was necessary as net proceeds resulting from the sale of Four Queens would have been less than the carrying value of the assets to be sold as of December 31, 2001. Approximately $12.9 million of the impairment loss was related to buildings and equipment and the remainder was related to the impairment of reorganization value in excess of amounts allocable to identifiable assets. See discussion in the Notes to Consolidated Financial Statements.

Net Income (Loss) Before Provision for Income Taxes and Undeclared Dividends on Preferred Stock

     As a result of the factors discussed above, the Company incurred a $13,569,000 net loss before provision for income taxes and undeclared dividends on Preferred Stock in the 2001 period compared to a net profit of $6,269,000 in the 2000 period, a decline of $19,838,000.

Liquidity and Capital Resources

     On July 31, 2003, the Company completed the sale of all of the capital stock of Four Queens to TLC for $20.5 million. Four Queens was the Company's sole operating asset and the capital stock of Four Queens was substantially all of the Company's assets. As a result of the sale of Four Queens, since August 1, 2003, the Company has had no revenues from operations.

     The Company used a portion of the proceeds from the sale to pay off the 12.83% Notes and to pay all accrued and unpaid dividends on the Preferred Stock through July 31, 2003. At August 1, 2003, immediately before the payments were made, the Company had $5,380,489 in principal amount and accrued but unpaid interest outstanding on the 12.83% Notes and had outstanding 50,000,000 shares of Preferred Stock, with accumulated accrued and unpaid dividends of $5,860,815.

     On September 22, 2003, the Board approved a dissolution of the Company and recommended that the dissolution be presented to stockholders for a vote. On November 3, 2003, the Board adopted the Plan. In previous financial statements, the Company had presented Four Queens as discontinued operations and the Company's corporate activities as continuing operations. However, the Company believes that Four Queens no longer qualifies as a separate component unit because the entire operations of the Company are being dissolved. Therefore, the Company has not presented Four Queens as discontinued operations in this Information Statement. All operations included in the unaudited consolidated financial statements have been discontinued, and the Company adopted the liquidation basis of accounting during the quarter ended September 30, 2003. There was no adjustment necessary to present the net assets of the Company at liquidation value.

     As of September 30, 2003, the Company had approximately $9,195,000 of cash and cash equivalents and our total liabilities on our balance sheet were approximately $1,451,000. In addition to satisfying those liabilities, the Company has used and expect to continue using cash in the next few months for various items, including; (1) ongoing dissolution expenses; (2) expenses incurred in connection with the dissolution; (3) Preferred Stock dividends and a $5 million partial redemption of Preferred Stock in January 2004; (4) legal, consulting, accounting and other professional fees; and (5) severance pay liabilities assumed by the Company in connection with the sale of Four Queens.

     In January 2004 the Company redeemed two-thirds of the outstanding Preferred Stock, amounting to 33,333,333 shares, for $5 million ($0.15 per share). Because the Preferred Stock has a $0.36 per share liquidation preference, those funds would have been payable to the Preferred Stockholders, and not to the Common Stockholders, during the dissolution if the redemption had not taken place.

     Based on a consent granted by the Preferred Stockholders for the Common Stock Distribution, the Company anticipates making a one-time distribution of $0.10 per share to Common Stockholders. Absent such consent (or conversion of Preferred Stock to Common Stock, which the Preferred Stockholders have expressed an intent not to do), the liquidation preference applicable to the remaining outstanding Preferred Stock would entitle the Preferred Stockholders to 100% of the distributions to stockholders.

     In any event, distributions to stockholders may be reduced by additional liabilities incurred, ultimate settlements of liabilities, or failure to achieve significant value for any noncash assets.

     During the first nine months of 2003, the Company's net cash used in operating activities was $125,000 compared to net cash provided by operating activities of $3.0 million in the first nine months of 2002. As a result of the sale of Four Queens on July 31, 2003, the Company no longer has an operating asset.

     The MWV Accounts own 93% of the outstanding Common Stock and all of the outstanding Preferred Stock. Based on SEC rules concerning beneficial ownership of stock and the convertibility of the Preferred Stock into Common Stock, the MWV Accounts are deemed to own beneficially, in the aggregate, approximately 99% of the Common Stock. The Company's stock held by the MWV Accounts is deemed beneficially owned by John C. "Bruce" Waterfall, the Company's former Chairman of the Board. The remaining Common Stock is widely dispersed among numerous shareholders. Mr. Waterfall is the only individual who exercises voting and investment authority over the Company's stock on behalf of any of the MWV Accounts.

     Based upon its cessation of operations on July 31, 2003, the Company believes that it has sufficient working capital to fund its limited activities until completion of the wind-up and liquidation of the Company.

                      Recently Issued Accounting Standards
                      ------------------------------------

     In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 on July 1, 2003, and the adoption did not have a material impact on its financial position or results of operations.

                          Critical Accounting Policies
                          ----------------------------

     The preparation of the Company's consolidated financial statements requires the Company's management to adopt accounting policies and to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and provision for income taxes. Management periodically evaluates these policies, estimates and assumptions. While it owned Four Queens, the Company operated in a highly regulated industry and was subject to regulations that described and regulated operating and internal control procedures. The majority of casino revenue was in the form of cash, personal checks or gaming chips and tokens, which by their nature do not require complex estimations. We estimate certain liabilities with payment periods that extend for longer than several months. Such estimates include customer loyalty liabilities and self-insured medical and workers compensation costs. We believe that these estimates are reasonable based upon our past experience with the business and based upon our assumptions related to possible outcomes in the future. Future results will likely differ from these estimates.

     We utilize estimates related to cash flow projections for the application of SFAS No. 109 to the realization of deferred tax assets. Our estimates are based upon recent operating results and budgets for future operating results. These estimates are made using assumptions about the economic, social and regulatory environments in which we operate. These estimates could be negatively impacted by numerous unforeseen events including changes to regulations affecting how we operate our business, changes in the labor market or economic downturns in the areas where we operate.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. The Company's primary financial instrument is cash. It is the Company's policy not to enter into derivative financial instruments. The Company does not currently have any significant foreign currency exposure since it does not transact business in foreign currencies. Due to the extinguishment of debt in connection with the sale of Four Queens, the Company does not have significant overall market risk exposure at September 30, 2003.

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

              For the Nine Months Ended September 30, 2003 and 2002
                and Years Ended December 31, 2002, 2001 and 2000

                                                                            Page
Condensed Consolidated Financial Statements (Unaudited):                    ----

     Condensed Consolidated Statement of Net Assets in
     Liquidation (Liquidation Basis) as of September 30,
     2003 and Condensed Consolidated Balance Sheet
     (Going Concern Basis) as of December 31, 2003                           36

     Condensed Consolidated Statements of Operations
     for the Nine Months ended September 30, 2003
     (Liquidation Basis) and September 30, 2002
     (Going Concern Basis)                                                   37

     Condensed Consolidated Statement of Changes in
     Net Assets for the Nine Months ended September 30,
     2003 (Liquidation Basis)                                                39

     Condensed Consolidated Statements of Cash Flows for
     the Nine Months Ended September 30, 2003 and
     September 30, 2002                                                      40

     Notes to Condensed Consolidated Financial Statements (Unaudited)        41

Consolidated Financial Statements (Audited):

     Independent Auditors' Report                                            46

     Consolidated Balance Sheets as of December 31, 2002 and 2001            47

     Consolidated Statements of Operations for the Years
       Ended December 31, 2002, 2001 and 2000                                49

     Consolidated Statements of Shareholders' Equity for the Years
       Ended December 31, 2002, 2001 and 2000                                51

     Consolidated Statements of Cash Flows for the Years
       Ended December 31, 2002, 2001 and 2000                                52

     Notes to Consolidated Financial Statements                              54

Supplementary Financial Information:

         Selected Quarterly Financial Information for the Years
         Ended December 31, 2002 and 2001                                    69


                                                 Elsinore Corporation and Subsidiaries
          Condensed Consolidated Statement of Net Assets in Liquidation (Liquidation Basis) as of September 30, 2003 and
                        Condensed Consolidated Balance Sheet (Going Concern Basis) as of December 31, 2002

                                                               Unaudited
                                                        (Dollars in Thousands)

                                                                           September 30,              December 31,
                                                                                2003                      2002
                                                                        (Liquidation Basis)      (Going Concern Basis)
                                                                       ---------------------    -----------------------

                                Assets

Current Assets:
  Cash and cash equivalents                                                           $9,195                    $6,333
  Accounts receivable, net                                                                13                       416
  Inventories                                                                              -                       418
  Prepaid expenses                                                                       104                     1,446
                                                                       ---------------------    -----------------------
    Total current assets                                                               9,312                     8,613

Property and equipment, net                                                                2                    23,515
Other assets                                                                           1,051                     1,968
                                                                       ---------------------    -----------------------
    Total assets                                                                     $10,365                   $34,096
                                                                       =====================    =======================

                Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable                                                                       $-                       $848
  Accrued interest                                                                        -                        319
  Accrued expenses                                                                    1,451                      4,606
  Current portion of long-term debt                                                       -                        415
                                                                       ---------------------    -----------------------
     Total current liabilities                                                        1,451                      6,188

Long-term debt, less current portion                                                      -                      8,625
                                                                       ---------------------    -----------------------
     Total liabilities                                                                1,451                     14,813
                                                                       ---------------------    -----------------------

Commitments and contingencies

Shareholders' Equity:
6% cumulative convertible preferred stock, no par value.
  Authorized, issued and
  outstanding 50,000,000 shares.                                                          -                     23,066
Common stock, $.001 par value per share.
  Authorized 100,000,000 shares.  Issued
  and outstanding 4,993,965 shares at
  September 30, 2003 and December 31, 2002,
  respectively.                                                                           -                          5

Additional paid-in capital                                                                -                      4,571
Accumulated deficit                                                                       -                     (8,359)
                                                                       ---------------------     -----------------------
     Total shareholders' equity                                                           -                     19,283
                                                                       ---------------------     -----------------------

     Total liabilities and shareholders'
     equity                                                                                                    $34,096
                                                                                                 =======================

Net Assets in Liquidation                                                            $8,914
                                                                       =====================

See accompanying Notes to Condensed Consolidated Financial Statements.

                                                 Elsinore Corporation and Subsidiaries
                                            Condensed Consolidated Statements of Operations
                                   for the Nine Months Ended September 30, 2003 (Liquidation Basis)
                                             and September 30, 2002 (Going Concern Basis)
                                                               Unaudited
                                           (Dollars in Thousands, Except Per Share Amounts)

                                                                       Nine                       Nine
                                                                      Months                     Months
                                                                      Ended                       Ended
                                                                September 30, 2003         September 30, 2002
                                                                   (liquidation              (going concern
                                                                      basis)                     basis)
                                                              -----------------------    ------------------------
Revenues, net:
 Casino                                                                      $23,969                     $29,801
 Hotel                                                                         5,001                       6,189
 Food and beverage                                                             6,812                       8,349
 Other                                                                           960                       1,426
                                                              -----------------------    ------------------------
   Total revenues                                                             36,742                      45,765
 Promotional allowances                                                       (3,825)                     (4,880)
                                                              -----------------------    ------------------------
   Net revenues                                                               32,917                      40,885
                                                              -----------------------    ------------------------

Costs and expenses:
 Casino                                                                        8,102                      10,212
 Hotel                                                                         5,820                       7,072
 Food and beverage                                                             4,601                       5,572
 Taxes and licenses                                                            3,577                       4,445
 Selling, general and
  administrative                                                               6,307                       6,628
 Rents                                                                         2,552                       3,236
 Depreciation and
  amortization                                                                 1,039                         678
 Interest                                                                        521                         919
 Impairment loss                                                               4,906                         324
 Merger and litigation costs, net                                                  -                       1,003
                                                              -----------------------    ------------------------
   Total costs and
   expenses                                                                   37,425                      40,089
                                                              -----------------------    ------------------------

   Net income (loss) before undeclared
     dividends on cumulative
     convertible preferred stock                                              (4,508)                        796

Undeclared dividends on cumulative
   convertible preferred stock                                                   862                         965
                                                              -----------------------    ------------------------

Net loss applicable
   to common shares                                                          ($5,370)                      ($169)
                                                              =======================    ========================

                                                 Elsinore Corporation and Subsidiaries
                                            Condensed Consolidated Statements of Operations
                                   for the Nine Months Ended September 30, 2003 (Liquidation Basis)
                                        and September 30, 2002 (Going Concern Basis)(continued)
                                                               Unaudited
                                           (Dollars in Thousands, Except Per Share Amounts)



                                                            Nine                               Nine
                                                           Months                             Months
                                                            Ended                              Ended
                                                     September 30, 2003                 September 30, 2002
                                                        (liquidation                      (going concern
                                                           basis)                             basis)
                                                   ------------------------            ----------------------

Basic and diluted loss
 per share:

Basic loss per share                                               ($1.08)                            ($.03)
                                                   ========================            ======================

Weighted average number of
 common shares outstanding                                       4,993,965                         4,993,965
                                                   ========================            ======================

Diluted loss per share                                             ($1.08)                            ($.03)
                                                   ========================            ======================

Weighted average number of
 common and common equivalent
 shares outstanding                                              4,993,965                         4,993,965
                                                   ========================            ======================




See accompanying Notes to Condensed Consolidated Financial Statements.

                      Elsinore Corporation and Subsidiaries
            Condensed Consolidated Statement of Changes in Net Assets
        for the Nine Months Ended September 30, 2003 (Liquidation Basis)
                                    Unaudited
                             (Dollars in thousands)


   Net Assets, January 1, 2003                                     $19,283

   Net Loss                                                         (4,508)

   Preferred Stock dividends paid                                   (5,861)

                                                             ---------------
   Net Assets, September 30, 2003                                   $8,914
                                                             ===============


See accompanying Notes to Condensed Consolidated Financial Statements.

                                                 Elsinore Corporation and Subsidiaries
                                            Condensed Consolidated Statements of Cash Flows
                                                               Unaudited
                                                        (Dollars in Thousands)

                                                          Nine                           Nine
                                                         Months                         Months
                                                         Ended                           Ended
                                                   September 30, 2003             September 30, 2002
                                                      (liquidation                  (going concern
                                                         basis)                         basis)
                                                  ---------------------        -------------------------
 Net cash provided by (used in)
   operating activities                                         ($125)                           $3,041

 Cash flows provided by (used
   in) investing activities -

   Capital expenditures                                            (2)                             (826)

   Sale of stock of Four Queens                                20,500                                 -

 Cash flows used in financing
   activities -

   Principal payments on
   long-term debt                                              (7,112)                             (679)

   Payment of preferred stock
   dividend                                                    (5,861)                                -
                                                  ---------------------        -------------------------

  Net increase in cash and
   cash equivalents                                             7,400                             1,536

  Cash and cash equivalents
   at beginning of period                                       1,795                             4,643
                                                  ---------------------        -------------------------

  Cash and cash equivalents
   at end of period                                            $9,195                            $6,179
                                                  =====================        =========================

Supplemental disclosure of cash activities:

  Cash paid for interest                                         $692                            $1,114
                                                  =====================        =========================

See accompanying Notes to Condensed Consolidated Financial Statements.

                      Elsinore Corporation and Subsidiaries
    Notes to Condensed Consolidated Financial Statements (Liquidation Basis)
                               September 30, 2003
                                   (Unaudited)

     1. Summary of Significant Critical Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of Elsinore Corporation ("Elsinore" or the "Company") and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

     The Company has prepared the accompanying unaudited condensed consolidated financial statements pursuant to rules and regulations of the Securities and
Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. It is suggested that this report be read in conjunction with the Company's audited consolidated financial statements included elsewhere in this Information Statement. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of September 30, 2003, the results of its operations for the nine-month periods ended September 30, 2003 and 2002, and the results of its cash flows for the nine-month periods ended September 30, 2003 and 2002. The operating results and cash flows for these periods are not necessarily indicative of the results that will be achieved for the full year or for future periods.

     On April 29, 2003, the Company announced that it entered into a definitive stock purchase agreement (the "Stock Purchase Agreement") for the sale of all the capital stock of Four Queens, Inc. and its interest in the Fremont Street Experience, LLC ("Four Queens"), to TLC Casino Enterprises, Inc. ("TLC") for a purchase price of approximately $20.5 million. The sale of Four Queens was consummated on July 31, 2003.

     In connection with the Stock Purchase Agreement, the Company recognized a noncash impairment loss of approximately $5 million, which was necessary as the carrying values of the assets to be sold as of June 30, 2003 were greater than the fair market values of the assets. Depreciation expense on the assets owned by Four Queens ceased as of April 29, 2003, the date the Four Queens' assets were classified as held for sale.

     On September 22, 2003, the Board of Directors approved a dissolution of the Company and recommended that the dissolution be presented to stockholders for a vote. On November 3, 2003, the board of directors adopted an Amended and Restated Plan of Complete Liquidation and Dissolution (the "Plan"). In previous financial statements, the Company had presented Four Queens as discontinued operations and the Company's corporate activities as continuing operations. However, the Company believes that Four Queens no longer qualifies as a separate component unit of an entity, as defined in Statement of Financial Accounting
Standards No. 144 ("SFAS"), "Accounting for the Impairment or Disposal of Long-Lived Assets," since the Company's entire operations have been discontinued and the Company will be liquidated. Therefore, the Company has not presented Four Queens as discontinued operations. All operations included in the unaudited consolidated financial statements have been discontinued, and the Company adopted the liquidation basis of accounting during the quarter ended September 30, 2003. There was no adjustment necessary to present the net assets of the Company at liquidation value.

Plan of Liquidation and Dissolution

     After the Plan is approved by shareholders, the Company will file a certificate of dissolution with the Nevada Secretary of State and will no longer engage in any business activities except to the extent necessary or appropriate to preserve the value of its assets, wind up its business affairs, distribute its assets in accordance with the plan and take such other actions permitted or required under Nevada law for dissolved corporations. The Company expects that its principal activities will consist of liquidating and distributing its assets in order to satisfy (or establish a reserve for) its obligations and liabilities, and distributing the remainder to its shareholders.

     In connection with the distribution to shareholders, the holders of the Company's Series A Preferred Stock ("Preferred Stock") have authorized and requested the Company to make a special distribution of $0.10 per share to holders of the Company's common stock ("Common Stock") out of the assets that would otherwise be distributable to holders of Preferred Stock. Absent such action by the holders of Preferred Stock (or conversion of their Preferred Stock to Common Stock, which they have expressed an intent not to do), the liquidation preference of the Preferred Stock would entitle the holders of Preferred Stock to the entire distribution to shareholders.

Recently Issued Accounting Standard

     In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 on July 1, 2003, and the adoption did not have a material impact on its financial position or results of operations.

Net Income Per Common Share

     Basic per share amounts are computed by dividing net income by average shares outstanding during the year. Diluted per share amounts are computed by dividing net income by average shares outstanding plus the dilutive effect of common share equivalents. Since the Company incurred net losses for the nine-month periods ended September 30, 2003 and 2002, the effect of common stock equivalents was anti-dilutive. Therefore, basic and diluted per share amounts are the same for this period. The number of common share equivalents was 97,993,965 at September 30, 2003 and 2002.

     2. Income Taxes

     Due to the Company's regular tax and alternative minimum tax net operating losses, the Company is not expected to pay federal income taxes for the year ended December 31, 2003. Accordingly, the Company has not recorded a provision for income taxes in the accompanying Condensed Consolidated Financial Statements.

     3. Commitments and Contingencies

     Philip W. Madow (the former President) and Gina L. Contner Mastromarino (the former Executive Director of Finance) of Four Queens had employment agreements with Four Queens which became effective on January 1, 2003. In the event of a change of ownership or control, Mr. Madow and Ms. Mastromarino had the option to elect to be employed with the entity or person having acquired such control or terminate their respective employment agreements. If the executives elected to terminate their respective employment agreements upon a change of ownership or control, Four Queens would pay an amount equal to one year's base salary and COBRA benefits. "Change of ownership or control" meant that all or substantially all of the assets of Four Queens are directly, or through transfer of equity interests, transferred or otherwise disposed of in one or a series of related transactions after (1) Four Queens ceased to own directly or indirectly substantially all equity interests in the Four Queens Hotel & Casino; (2) Four Queens sold 51% or more of the assets of the Four Queens Hotel & Casino; or (3) the Company ceased to own directly or indirectly at least 51% of all outstanding shares of Four Queens. The President's annual compensation under his employment agreement was $255,000 and the Executive Director of Finance's annual compensation under her employment agreement was $145,000. These employment agreements were required to be terminated pursuant to the Stock Purchase Agreement, prior to consummation of the sale of Four Queens. On July 31, 2003 the employment agreements were terminated and the sale of Four Queens was consummated. The Company has assumed the liability under the employment agreements.

     In order to ensure retention of key individuals required to complete an orderly dissolution, the Company has entered into compensation and retention arrangements with Joann McNiff (the sole director and executive officer), Gina
L. Contner Mastromarino (the principal accounting officer) and Philip W. Madow (the former President and now a consultant). The retention arrangements for Mr. Madow and Ms. Mastromarino provide for, among other things, payment of $75,000 to each of them for up to a 15-month period following the July 31, 2003 closing of the Stock Purchase Agreement for remaining in their present roles until the Company completes the dissolution process. Ms. McNiff's arrangement provides for compensation of $3,000 per month for serving as the Company's director and executive officer for the period from August 1, 2003 through the completion of the dissolution process.

     The Company is a party to claims and lawsuits that arose in the ordinary course of business. Management believes that such matters are either covered by insurance, or if not insured, will not have a material adverse effect on the financial statements of the Company taken as a whole.

     4. Impairment Losses

     On March 14, 2002, the Company entered into the Purchase Agreement with SummerGate, Inc. pursuant to which Four Queens proposed to sell substantially all of its assets to SummerGate, Inc., the Company recognized a noncash impairment loss of approximately $13.2 million during 2001 and an impairment loss of approximately $324,000, in the first quarter of 2002, due to the amendment of the Purchase Agreement.

     On June 27, 2002, Four Queens terminated the Purchase Agreement.

     On April 29, 2003, the Company announced that it entered into the Stock Purchase Agreement for the sale of all the capital stock of Four Queens and its interest in the Fremont Street Experience, LLC, to TLC for a purchase price of $20.5 million.

     On July 31, 2003, the sale of Four Queens was consummated. Four Queens was Elsinore's sole operating asset and the capital stock of Four Queens was substantially all of Elsinore's assets. Elsinore used a portion of the proceeds from the sale to pay off its 12.83% Mortgage Notes ("Notes"), and to pay all accrued and unpaid dividends on the Preferred Stock through July 31, 2003. At August 1, 2003, immediately before the payments were made, Elsinore had $5,380,489 in principal amount and accrued but unpaid interest outstanding on the Notes and had outstanding 50,000,000 shares of Preferred Stock, with accrued and unpaid dividends of $5,860,815.

     In connection with the Stock Purchase Agreement, the Company recognized a noncash impairment loss of approximately $4.9 million during the first nine months of 2003. An impairment loss was necessary under SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets, as the carrying value of the net assets to be sold as of September 30, 2003 ($24.9 million) was greater than the fair market value of the net assets ($20.5 million). In accordance with SFAS No. 144, the Company ceased depreciation of these assets on April 29, 2003.

     5. Preferred Stock

     On September 29, 1998, as part of a recapitalization, the Company issued to certain investment accounts managed by Morgens, Waterfall, Vintiadis & Company, Inc. (the "MWV Accounts") 50,000,000 shares of Preferred Stock in exchange for the surrender to the Company of $18,000,000 original principal amount of certain second mortgage notes held by the MWV Accounts. The holders of Preferred Stock have (i) the right to receive cumulative dividends at the rate of 6% per year;
(ii) the right to receive the amount of $.36 per share (plus all accrued or declared but unpaid dividends on any shares then held) upon any liquidation, dissolution or winding up of the Company, which amounts to an aggregate liquidation preference of $18,000,000; (iii) voting rights equal to the number of shares of Common Stock into which the Preferred Stock may be converted (except that in elections of directors, each share of Preferred Stock has one vote), and (iv) the right to convert the Preferred Stock into whole shares of Common Stock at the rate of 1.8599845 shares of Common Stock for each share of Preferred Stock.

     Elsinore used a portion of the proceeds from the sale of Four Queens to pay all accrued and unpaid dividends on the Preferred Stock through July 31, 2003. At August 1, 2003, immediately before the payments were made, Elsinore had outstanding 50,000,000 shares of Preferred Stock, with accrued and unpaid dividends of $5,860,815.

     In January 2004, Elsinore redeemed 33,333,333 of the outstanding shares of Preferred Stock at $0.15 per share, for an aggregate redemption price of $5 million. Elsinore also paid accrued dividends on the Preferred Stock in January 2004 in the amount of $492,000.

     6. Long-term Debt

     The sale of Four Queens was consummated on July 31, 2003. Elsinore used a portion of the proceeds from the sale to pay off the Notes. At August 1, 2003, immediately before the payments were made, Elsinore had $5,380,489 in principal amount and accrued but unpaid interest outstanding on the Notes.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Elsinore Corporation
Las Vegas, Nevada

     We have audited the accompanying consolidated balance sheets of Elsinore Corporation and Subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 15 to the consolidated financial statements, the Board of Directors approved a dissolution of the Company on September 22, 2003 and adopted an Amended and Restated Plan of Complete Liquidation and Dissolution on November 3, 2003. Since then, the Company has been proceeding with the steps necessary for liquidation and dissolution. As a result, the Company has changed its basis of accounting from the going concern basis to the liquidation basis effective September 22, 2003.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.




DELOITTE & TOUCHE LLP
Las Vegas, Nevada
February 14, 2003, except
for Note 15, as to which
the date is November 3, 2003

                      Elsinore Corporation and Subsidiaries
                           Consolidated Balance Sheets
                           December 31, 2002 and 2001
                             (Dollars in Thousands)


                                                      2002              2001
                                                   ------------     ------------

                     Assets

Current Assets:
  Cash and cash equivalents                             $6,333           $4,643
  Accounts receivable, less allowance for
    doubtful accounts of $161 and $163,
    respectively                                           416            1,163
  Inventories                                              418              360
  Prepaid expenses                                       1,446            1,165
                                                   ------------     ------------
    Total current assets                                 8,613            7,331

Property and equipment, net                             23,515           23,637

Other assets                                             1,968            1,793
                                                   ------------     ------------

    Total assets                                       $34,096          $32,761
                                                   ============     ============


(continued)

                      Elsinore Corporation and Subsidiaries
                     Consolidated Balance Sheets (continued)
                           December 31, 2002 and 2001
                             (Dollars in Thousands)



                                                      2002              2001
                                                   ------------     ------------

         Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable                                      $  848          $ 1,095
  Accrued interest                                         319              316
  Accrued expenses                                       4,606            4,024
  Current portion of long-term debt                        415              603
                                                   ------------     ------------
     Total current liabilities                           6,188            6,038

Long-term debt, less current portion                     8,625            8,684
                                                   ------------     ------------
     Total liabilities                                  14,813           14,722
                                                   ------------     ------------

Commitments and contingencies (Note 11)

Shareholders' Equity:
6% cumulative convertible preferred stock, no
  par value.  Authorized, issued and
  outstanding 50,000,000 shares.                        23,066           21,760
Common stock, $.001 par value per share.
  Authorized 100,000,000 shares.  Issued
  and outstanding 4,993,965 shares at
  December 31, 2002 and 2001, respectively.                  5                5

Additional paid-in capital                               4,571            5,877
Accumulated deficit                                     (8,359)          (9,603)
                                                   ------------     ------------
     Total shareholders' equity                         19,283           18,039
                                                   ------------     ------------

     Total liabilities and shareholders'
     equity                                            $34,096          $32,761
                                                   ============     ============


See accompanying Notes to Consolidated Financial Statements.

                                                 Elsinore Corporation and Subsidiaries
                                                 Consolidated Statements of Operations
                                                        (Dollars in Thousands)

                                                  Year                        Year                        Year
                                                 Ended                        Ended                       Ended
                                              December 31,                December 31,                December 31,
                                                  2002                        2001                        2000
                                          ---------------------        --------------------        --------------------
Revenues, net:
  Casino                                          $39,284                     $38,075                     $37,051
  Hotel                                             8,165                       8,950                       9,647
  Food and beverage                                11,133                      10,792                      10,298
  Other                                             1,318                       1,426                       1,946
  Other, non-operating                              1,284                           -                       6,191
                                          ---------------------        --------------------        --------------------
     Total revenues                                61,184                      59,243                      65,133
  Promotional allowances                           (6,303)                     (6,404)                     (5,782)
                                          ---------------------        --------------------        --------------------
      Net revenues                                 54,881                      52,839                      59,351
                                          ---------------------        --------------------        --------------------

Costs and expenses:
  Casino                                           13,596                      13,021                      11,847
  Hotel                                             9,429                       9,384                       9,608
  Food and beverage                                 7,488                       7,188                       6,887
  Taxes and licenses                                5,932                       5,705                       5,786
  Selling, general and
     administrative                                 8,672                       8,122                       9,231
  Rents                                             4,427                       4,299                       4,137
  Depreciation and
     amortization                                   1,564                       3,954                       3,872
  Interest                                          1,214                       1,415                       1,634
Impairment loss                                       323                      13,193                           -
Merger and litigation costs                           992                         127                          80
                                          ---------------------        --------------------        --------------------
     Total costs and expenses                      53,637                      66,408                      53,082
                                          ---------------------        --------------------        --------------------

Net income (loss) before
     undeclared dividends on
     cumulative preferred
     stock                                          1,244                     (13,569)                      6,269

  Undeclared dividends on
     cumulative preferred stock                     1,306                       1,232                       1,162
                                          ---------------------        --------------------        --------------------

Net (loss) income applicable to
  common shares                                      ($62)                   ($14,801)                     $5,107
                                          =====================        ====================        ====================

                                                 Elsinore Corporation and Subsidiaries
                                                 Consolidated Statements of Operations
                                                        (Dollars in Thousands)



                                               Year                      Year                       Year
                                              Ended                     Ended                       Ended
                                           December 31,              December 31,                December 31,
                                               2002                      2001                        2000
                                        -------------------       -------------------         ------------------
Basic and diluted (loss)
  income per share:

Basic (loss) income per Share                  ($0.01)                    ($2.96)                      $1.02
                                        ===================       ===================         ==================

Weighted average number of common
     shares outstanding                       4,993,965                  4,993,965                  4,993,965
                                        ===================       ===================         ==================

Diluted (loss) income per share                ($0.01)                    ($2.96)                       $.06
                                        ===================       ===================         ==================

Weighted average number of common and
     common share equivalent shares
     outstanding                              4,993,965                  4,993,965                 97,993,965
                                        ===================       ===================         ==================

See accompanying Notes to Consolidated Financial Statements.

                                                 Elsinore Corporation and Subsidiaries
                                            Consolidated Statements of Shareholders' Equity
                                             Years Ended December 31, 2002, 2001 and 2000
                                                        (Dollars in Thousands)

                                 Common Stock             Preferred Stock
                           ------------------------ --------------------------
                              Out-                      Out-                     Additional                            Total
                            standing                  standing                    Paid-In-        Accumulated      Shareholders'
                             Shares       Amount       Shares        Amount        Capital           Deficit           Equity
                           ------------ ----------- -------------- ----------- ---------------- ---------------- ------------------
Balance, January 1,
  2000                       4,929,313          $5     50,000,000     $19,366           $8,271         ($2,303)          $25,339
Common stock issued             64,652
Net income                                                                                               6,269             6,269
Undeclared preferred
  stock dividends                                                       1,162           (1,162)
                           ------------ ----------- -------------- ----------- ---------------- ---------------- ------------------
Balance, December 31,
  2000                       4,993,965           5     50,000,000      20,528            7,109           3,966            31,608
  Net loss                                                                                             (13,569)          (13,569)
Undeclared preferred
  stock dividends                                                       1,232           (1,232)
                           ------------ ----------- -------------- ----------- ---------------- ---------------- ------------------
Balance, December 31,
  2001                       4,993,965           5     50,000,000      21,760            5,877          (9,603)           18,039
Net income                                                                                               1,244             1,244
Undeclared preferred
  stock dividends                                                       1,306           (1,306)
                           ------------ ----------- -------------- ----------- ---------------- ---------------- ------------------
Balance, December 31,
  2002                       4,993,965          $5     50,000,000     $23,066           $4,571         ($8,359)          $19,283
                           ============ =========== ============== =========== ================ ================ ==================


See accompanying Notes to Consolidated Financial Statements.

                                                 Elsinore Corporation and Subsidiaries
                                                 Consolidated Statements of Cash Flows
                                                        (Dollars in Thousands)

                                                  ---------------------------------------------------------------------

                                                        Year                      Year                     Year
                                                        Ended                    Ended                     Ended
                                                    December 31,              December 31,             December 31,
                                                        2002                      2001                     2000
                                                  ---------------------------------------------------------------------
Cash flows from operating activities:
 Net income (loss)                                     $1,244                    ($13,569)                 $6,269
Adjustments to reconcile
  net income (loss) to net
  cash provided by
  operating activities:
 Depreciation and amortization                          1,564                       3,954                   3,872
 Impairment loss                                          323                      13,193                       -
 Provision for uncollectible
  accounts                                                 29                         (14)                    108
 Changes in assets and
  liabilities:
  Accounts receivable                                     718                        (619)                     56
  Inventories                                             (58)                         34                     200
  Prepaid expenses                                       (281)                        231                    (209)
  Other assets                                           (175)                       (110)                    (14)
  Accounts payable                                       (247)                       (148)                   (560)
  Accrued expenses                                        582                         406                    (955)
  Accrued interest                                          3                          61                    (480)
                                                  ------------------       -------------------       ------------------
Net cash provided by
  operating activities                                  3,702                       3,419                   8,287

Cash flows used in investing activities:
 Capital expenditures                                  (1,190)                     (1,566)                 (1,695)

Cash flows used in financing
activities:
 Principal payments on
  long-term debt                                         (822)                     (2,218)                 (5,131)
                                                  ------------------       -------------------       ------------------

 Net increase (decrease) in
  cash and cash equivalents                             1,690                       (365)                   1,461

 Cash and cash equivalents at beginning of
  year                                                  4,643                       5,008                   3,547
                                                  ------------------
                                                                           -------------------       ------------------
 Cash and cash equivalents at
  end of year                                          $6,333                      $4,643                  $5,008
                                                  ==================       ===================       ==================

                                                 Elsinore Corporation and Subsidiaries
                                           Consolidated Statements of Cash Flows (continued)
                                                        (Dollars in Thousands)

                                                  -------------------------------------------------------------------------
                                                           Year                      Year                     Year
                                                          Ended                      Ended                   Ended
                                                       December 31,              December 31,             December 31,
                                                           2002                      2001                     2000
                                                  -------------------------------------------------------------------------
Supplemental disclosure of
noncash investing and financing
  activities:
 Equipment purchased with
  capital lease financing                                    $575                       $234                    $59
 Undeclared preferred stock
  dividends                                                $1,306                     $1,232                 $1,162

Supplemental disclosure of cash
 activities:
 Cash paid for interest                                    $1,211                     $1,348                 $2,169
 Cash paid for income taxes                                    $1                        $51                     $2


See accompanying Notes to Consolidated Financial Statements.

                      Elsinore Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements

     1. Summary of Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of Elsinore Corporation ("Elsinore" or the "Company") and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Impairment Loss

     As discussed in Note 4, on March 14, 2002, Elsinore announced that its wholly owned subsidiary, Four Queens, Inc. ("Four Queens"), which operates the Four Queens Hotel and Casino ("Four Queens Casino"), entered into a definitive asset purchase agreement (the "Purchase Agreement") for the sale of substantially all of Four Queens Casino's assets, including the hotel and casino, to SummerGate, Inc., a Nevada corporation, for a purchase price, subject to certain price adjustments, of approximately $22 million, plus the value of cash on hand and the assumption of certain liabilities. The assets of Four Queens constitute substantially all of the assets of Elsinore. Subsequently, on April 5, 2002, Four Queens amended the Purchase Agreement to, among other things, extend the termination date to June 30, 2002, and reduce the $22 million purchase price to approximately $21.15 million (plus the value of cash on hand and the assumption of certain liabilities) if the sale of assets was consummated after May 7, 2002.

     In connection with the Purchase Agreement, the Company recognized a noncash impairment loss of approximately $13.2 million during 2001. Elsinore recorded an additional impairment loss of approximately $324,000 in the first quarter of 2002, due to the amendment of the Purchase Agreement. As substantially all of the assets of Four Queens were held for sale, no depreciation was recorded on these assets for the six months ended June 30, 2002.

     On June 27, 2002, Four Queens exercised its right to terminate the Purchase Agreement and sent written notice to SummerGate, Inc. of such termination. Subsequently, Four Queens received a written termination notice from SummerGate, Inc. As such, assets held for sale as of June 30, 2002 were depreciated effective July 1, 2002.

Accounting for Casino Revenue and Promotional Allowances

     In accordance with industry practice, the Company recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of complimentary food, beverages and hotel services furnished to customers is included in the respective revenue classifications and then deducted as promotional allowances. The estimated costs of providing such promotional allowances are included in casino costs and expenses and consist of the following:

                                            Years Ended December 31,
                              -------------------------------------------------
                                2002                  2001                 2000
                                ----                  ----                 ----
                                             (Dollars in thousands)
Hotel                         $1,190                $1,120               $  899
Food & Beverage                2,931                 2,738                2,617
                              ------                ------               ------
    Total                     $4,121                $3,858               $3,516
                              ======                ======               ======

Non-Gaming Revenue Recognition

     Hotel, food and beverage and other revenues are recognized as services are provided to customers. Advance deposits on rooms are recorded as accrued liabilities until services are provided to the customer.

Cash Equivalents

     Cash equivalents include highly liquid investments with a maturity date of 90 days or less at the date they were purchased.

Inventories

     Inventories, which include food, beverage and sundries, are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. Useful lives range from 4 to 40 years. Equipment held under capital leases is recorded at the net present value of minimum lease payments at the inception of the lease and amortized over the shorter of the terms of the leases or estimated useful lives of the related assets.

Long-lived Assets

     In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company evaluates the potential impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If it is determined that the carrying value of long-lived assets may not be recoverable based upon the relevant facts and circumstances, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, the Company will recognize an impairment loss for the difference between the carrying value of the asset and its fair value.

Other Assets

     Other assets consists of the following:

                                                (Dollars in thousands)
                                                      December 31,
                                              -------------------------
                                                 2002              2001
                                              -------------------------
        Secured letter of credit               $  694            $  615
        Promotional gift inventory                227               263
        Parking garage deposit                    351               364
        Security deposits on leases               154               180
        Other                                     542               371
                                               ------            ------
                 Total                         $1,968            $1,793
                                               ======            ======

Income Taxes

     Under the asset and liability method of accounting for income taxes, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Net (Loss) Income Per Common Share

     Basic per share amounts are computed by dividing net (loss) income by average shares outstanding during the year. Diluted per share amounts are computed by dividing net (loss) income applicable to common shares by average shares outstanding plus the dilutive effect of common share equivalents. Since the Company incurred a net loss for the years ended December 31, 2002 and 2001, the effect of common stock equivalents was anti-dilutive. Therefore, basic and diluted per share amounts are the same for these years.

                                                                                       Year Ended
                                                                                   December 31, 2000
                                                              -------------------------------------------------------------
                                                                        Income                 Shares            Per Share
                                                                                                                   Amounts
Basic EPS:
    Net income available to common
    shareholders                                                    $5,107,000              4,993,965                $1.02
Effect of Dilutive Securities:
Undeclared dividends on cumulative
convertible preferred stock                                          1,162,000             93,000,000                (0.96)
Diluted EPS:
                                                              ----------------- ---------------------- --------------------
    Net income available to common
    shareholders plus assumed conversions                           $6,269,000             97,993,965                $0.06
                                                              ================= ====================== ====================

Reclassifications

     Certain 2001 and 2000 amounts have been reclassified to conform with the 2002 presentation. In addition, approximately $975,000 and $709,000 of subsidies paid to tour bus companies, previously shown as casino expenses, were reclassified as a reduction of casino revenues for 2001 and 2000, respectively, pursuant to Emerging Issues Task Force ("EITF") Issue No. 00-14, "Accounting For Certain Sales Incentives" ("EITF 00-14"). These reclassifications had no effect on the Company's net income (loss).

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company include the estimated useful lives for depreciable assets, the estimated allowance for doubtful accounts receivable, the estimated valuation allowance for deferred tax assets and estimated cash flows used in assessing the recoverability of long-lived assets. Actual results may differ from those estimates.

Recently Issued Accounting Standards

     In June 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The adoption of this standard did not have a significant impact on the Company's financial statements.

     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The requirements of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. In connection with the adoption of SFAS No. 144, and the proposed sale, the Company ceased depreciation of its assets. The adoption of SFAS No. 144 did not have any other material effect on the Company's financial position or results of operations.

     EITF 00-14, which became effective January 1, 2002, focuses on the accounting for, and presentation of, discounts, coupons and rebates. EITF 00-14 requires that cash or equivalent amounts provided or returned to customers as part of a transaction should not be shown as an expense but should be an offset to the related revenue. The Company offered certain incentives to its customers to encourage visitation and play at the casino. The consensus, with prior year restatement also required, was that the cost of these programs should be reported as a contra-revenue, rather than as an expense. The Company had historically reported the costs of such items as an expense, so these costs were reclassified to be contra-revenues in the Company's Consolidated Statements of Operations to comply with the consensus. This reclassification had no impact on the results of operations.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated, if material, and classified as an extraordinary item, net of related income tax effect, on the statement of income. SFAS No. 145 requires all gains and losses from extinguishment of debt to be classified as extraordinary only if they meet the criteria of Accounting Principles Board Opinion 30. The Company adopted SFAS No. 145 in fiscal year 2002 and the adoption of it did not have a material impact on the Company's financial position or results of operations.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No.146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company adopted SFAS No. 146 in the fourth quarter of 2002 and the adoption of it did not have a material impact on the Company's financial position and results of operations.

     In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. Additionally, a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial liability recognition and measurement provisions of FIN No. 45 apply prospectively to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has determined that FIN No. 45 will not have a material impact on its financial position or results of operations.

     In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities," which addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. These entities have been commonly referred to as "special purpose entities." Companies are required to apply the provisions of FIN No. 46 prospectively for all variable interest entities created after January 31, 2003. FIN No. 46 is expected to have no impact on the Company's results of operations or financial position.

     2. Property and Equipment

         Property and equipment, net, consists of the following:

                                         December 31,
                                         ------------                Useful
                                    2002              2001           Lives
                                    ----------------------           ------
                                    (Dollars in thousands)
Land                                $ 2,800        $ 2,800
Buildings                            21,308         21,283               30
Equipment                            16,202         14,773           4 to 7
Construction in progress                 41             63
                                    -------        -------
                                    $40,351        $38,919
Less accumulated depreciation         6,836         15,282
                                    -------        -------
                                    $23,515        $23,637
                                    =======        =======

     In connection with the Purchase Agreement as discussed in Note 4, the Company reassessed the carrying value of its property and equipment. The Company determined, based upon the Purchase Agreement terms, that the value of property and equipment was approximately $23.6 million at December 31, 2001. Based upon the evaluation, the property and equipment was written down during 2001 by approximately $12.9 million to reflect the permanent impairment of value. Pursuant to the pending Purchase Agreement, the property and equipment was written down further during the first quarter of 2002 by approximately $324,000.

     3. Accrued Expenses

         Accrued expenses consist of the following:

                                                    December 31,
                                                    ------------
                                          2002                      2001
                                          ------------------------------
                                              (Dollars in thousands)
Payroll, benefits and related             $2,550                  $1,986
Gaming taxes                                 193                     148
Slot club liability                          618                     627
Outstanding chip and token liability         591                     327
Other                                        654                     936
                                          ------                  ------
                                          $4,606                  $4,024
                                          ======                  ======

     4. Impairment Loss

     In connection with the Purchase Agreement pursuant to which Four Queens proposed to sell substantially all of its assets to SummerGate, Inc., the Company recognized a noncash impairment loss of approximately $13.2 million during 2001. An impairment loss was necessary, as the proposed net proceeds resulting from the sale of the assets of Four Queens, under the Purchase Agreement would have been less than the carrying value of the assets to be sold as of December 31, 2001. Approximately $12.9 million of the impairment loss was related to buildings and equipment and the remainder was related to the impairment of reorganization value in excess of amounts allocable to identifiable assets.

     On April 5, 2002, Four Queens amended the Purchase Agreement to, among other things, extend the termination date to June 30, 2002, and reduce the $22 million purchase price to approximately $21.15 million (plus the value of cash on hand and the assumption of certain liabilities) if the sale of assets was consummated after May 7, 2002. The Company recorded an adjustment to the impairment loss of approximately $324,000 in the first quarter of 2002 due to the amendment of the Purchase Agreement and an increase in the carrying value of assets being purchased at March 31, 2002.

     On June 27, 2002, Four Queens exercised its right to terminate the Agreement and sent written notice to SummerGate, Inc. of such termination. Subsequently, Four Queens received a written termination notice from SummerGate, Inc.

     5. Olympia Gaming Corporation

     Elsinore Corporation, through its wholly-owned subsidiary, Olympia Gaming Corporation (for purposes of this Note 5, these two entities are collectively referred to as the "Company"), entered into a Gaming Project Development and Management Agreement (the "Contract"), dated as of September 28, 1993, with the Jamestown S'Klallam Tribe ("JST") and JKT Gaming, Inc. ("JKT") to operate the 7 Cedars Casino ("7 Cedars"), which is located on the Olympic Peninsula in the State of Washington and is owned by JST. Pursuant to a Loan Agreement dated November 12, 1993, as amended, among the Company, JST and JKT and the documents related thereto (collectively, the "Loan Documents"), the Company made a $9,000,000 loan (the "7 Cedars Loan") to JST for the construction of 7 Cedars.

     During 1995, the Contract was terminated by 7 Cedars. As a result, the Company recorded a reserve on the 7 Cedars Loan and wrote off unamortized casino development costs in the amount of $242,000 and all accrued interest. During 1997, the Company wrote off the 7 Cedars Loan and related reserve. The Company entered into a Settlement Agreement and Mutual Release (the "Settlement") on May 23, 2002 with JST and JKT to resolve any claims of the parties arising out of the Loan Documents. Pursuant to the Settlement, JST agreed to pay the Company $1.5 million, plus interest, over a 36-month period, with an option to prepay, at a negotiated discount, the full amount at any time prior to the end of such 36-month period. Pursuant to the Settlement, the Company, JST and JKT have each agreed to mutually release each party to the Settlement from all claims or causes of action arising from the Loan Documents and related transactions.

     The Company collected approximately $450,000 under the Settlement between June and September 2002. In October 2002, pursuant to certain prepayment terms under the Settlement, the Company received approximately $834,000 as payment in full. These amounts are included in other non-operating revenues.

     6. Spotlight 29 Casino

     In November 1993, the Company's subsidiary, Palm Springs East Limited Partnership ("PSELP"), and the Twenty-Nine Palms Band of Mission Indians (the "Band") entered into a management contract (the "PSELP Contract"), whereby PSELP had the exclusive right to manage and operate the Spotlight 29 Casino, located near Palm Springs, California, and owned by the Band.

     In March 1995, the Band and PSELP had a dispute regarding, among other things, the terms of the PSELP Contract. As a result, PSELP lost its management position, and subsequently wrote off casino development costs of $1,037,000 and accrued interest and working capital loans of $3,500,000.

     On March 29, 1996, PSELP entered into a settlement with the Band that was approved by the Bankruptcy Court and which received final clearance by the Bureau of Indian Affairs. Pursuant to the settlement agreement, PSELP received a promissory note from the Band dated October 8, 1996, in the principal amount of $9,000,000, which was fully reserved at February 28, 1997 (the "Note").

     On October 6, 2000, PSELP entered into a release and settlement agreement (the "PSELP Agreement") with the Band. Pursuant to the PSELP Agreement, the Band is required to pay PSELP an aggregate amount of $3,500,000. In addition, pursuant to the terms of the PSELP Agreement, PSELP and the Band agreed to release each other and their respective affiliates from any and all liability, obligations, rights, claims demands, actions or causes of action relating to the Note.

     Payments received from the Band in the amount of $6,191,418 have been recorded in other non-operating revenue for the year ending 2000.

     7. Long-Term Debt

     Long-term debt, including capital lease obligations, is as follows:


                                                    December 31,
                                                    ------------
                                          2002                      2001
                                          ------------------------------
                                              (Dollars in thousands)
12.83% Mortgage Notes                     $7,104                  $7,104
Notes payable - Other                        371                     196
Capital leases (see Note 8)                1,565                   1,987
                                          ------                  ------
                                          $9,040                  $9,287
Less current maturities                    (415)                   (603)
                                          ------                  ------
                                          $8,625                  $8,684
                                          ======                  ======

     Elsinore's 12.83% Mortgage Notes are held by Morgens, Waterfall, Vintiadis & Company, Inc. ("MWV"). Certain investment accounts of MWV (the "MWV Accounts") own 93% of the outstanding Common Stock, and upon conversion of their 50,000,000 shares of Series A Preferred Stock into Common Stock, would own 99.6% of the Common Stock. The Common Stock held by the MWV Accounts is deemed beneficially owned by John C. "Bruce" Waterfall, [Elsinore's Chairman of the Board, and Elsinore's directors and executive officers as a group are deemed to own beneficially  99.6% of the  outstanding  Common  Stock.]  The  remainder  of the outstanding shares of Common Stock is widely dispersed among numerous shareholders. Mr. Waterfall is the only individual who exercises voting and investment authority over the Common Stock on behalf of any of the MWV Accounts.

     Interest on the 12.83% New Mortgage Notes ("Existing Notes") is payable on February 28 and August 31 of each year. The Company entered into a Third Supplemental Indenture on October 31, 2000 ("New Notes"), in which New Notes were exchanged for the Existing Notes in the same principal amount.

     The New Notes have the same terms, provisions and conditions as the Existing Notes, except that the New Notes are due in full on October 20, 2003. The New Notes are redeemable by the Company at any time at 100% of par, without premium. The Company is required to make an offer to purchase all New Notes at 101% upon any "Change of Control" as defined in the indenture governing the New Notes. The indenture also provides for mandatory redemption of the Notes by the Company upon order of the Nevada Gaming Authorities. The New Notes are guaranteed by Elsub Management Corporation, Four Queens, Inc. and Palm Springs East Limited Partnership and are collateralized by a second deed of trust on and pledge of substantially all the assets of the Company and the guarantors.

     The Company intends to exchange the Existing Notes, in the same principal amount, in order to extend the maturity date of the Notes. It is anticipated that the New Notes will have the same terms, provisions and conditions as the Existing Notes, except that the New Notes will have a new maturity date. The Company has received a Letter of Intent from the MWV Accounts committing to extend the due date of the Notes to October 2004. Accordingly, the Company has classified the amount due on these Notes as long-term. In January 2003, the Company made an additional principal payment on the Notes in the amount of $2 million from the Company's operating cash flow and the proceeds from the Olympia Settlement.

     The Note Agreement, among other things, places significant restrictions on the incurrence of additional indebtedness by the Company, the creation of additional liens on the collateral securing the New Notes, transactions with affiliates and payment of certain restricted payments (as defined). In order for the Company to incur additional indebtedness or make a restricted payment, the Company must, among other things, meet a specified consolidated fixed charges coverage ratio and have earned an EBITDA in excess of $0. The Company must also maintain a minimum amount of consolidated net worth not less than an amount equal to its consolidated net worth on February 28, 1997, which was $5 million, less $5 million. At December 31, 2002, the Company was not in compliance with a requirement pertaining to limitations on restricted payments; however, a waiver has been obtained from the lender through December 31, 2003.

     The Company has several notes for the purchase of slot machines from various slot manufacturers.

         Maturities of the Company's long-term debt are as follows:

                          Year Ending December 31,      (In Thousands)
                          2003                                 $  415
                          2004                                  7,158
                          2005                                      3
                          2006                                      4
                          2007                                      4
                          Thereafter                            1,456
                                                               ------
                                                               $9,040
                                                               ======

     8.   Leases

     All non-cancelable leases have been classified as capital or operating leases. At December 31, 2002, the Company had leases for real and personal property which expire in various years through 2074. Under most leasing arrangements, the Company pays the taxes, insurance and the operating expenses related to the leased property. Certain leases on real property provide for adjustments of rents based on the cost-of-living index. Buildings and equipment leased under capital leases, included in property and equipment, are as follows:

                                                 December 31,
                                                 ------------
                                            2002              2001
                                            ----------------------
                                            (Dollars in thousands)

        Buildings                           $1,364          $1,364
        Equipment                              478           2,810
                                            ------          ------
                                            $1,842          $4,174
        Less accumulated depreciation         (599)         (2,489)
                                            ------          ------
                                            $1,243          $1,685
                                            ======          ======

     Depreciation   of  assets  held  under   capital   leases  is  included  in
depreciation in the Consolidated Statements of Operations.

     The following is a schedule of future minimum lease payments for capital and operating leases (with initial or remaining terms in excess of one year) as of December 31, 2002:

                                                    Capital          Operating
                                                    Leases            Leases
                                                       (Dollars in thousands)
             Years Ending December 31,
             2003                                        $331           $4,096
             2004                                         223            4,012
             2005                                         223            4,012
             2006                                         223            4,000
             2007                                         223            3,997
             Thereafter                                 5,796           99,111
                                                        -----         --------
        Total minimum lease payments                    7,019         $119,228
                                                                      ========

        Less:  amount representing
                interest (at imputed rates
                ranging from 5.9% to 15.0%)             5,454
        Present value of net
                minimum capital lease
                payments                                1,565
        Less:  current maturities                       (  95)
        Capital lease obligations,
        excluding current maturities                   $1,470
                                                       ======

     Rent expense recorded under operating leases for the years ended December 31, 2002, 2001 and 2000 was $4,048,000, $3,931,000 and $3,823,000, respectively.

     9.   Income Taxes

     No income tax benefit related to the 2001 loss has been recorded due to the
uncertain   ability  of  the   Company  to  utilize  its  net   operating   loss
carryforwards.

     The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred tax liabilities are presented below:

                                                                     December 31,
                                                            2002                     2001
                                                            -----------------------------
                                                              (Dollars in thousands)
Deferred income tax assets:
Accounts receivable, principally
     due to allowance for doubtful accounts                 $       55          $      55
Accrued compensation, principally
     due to accrual for financial
     reporting purposes                                            360                335
Progressive slot and slot club accruals                            447                218
Net operating loss carryforwards                                 2,399              2,691
General business credit carryforward,
     principally due to FICA tip
     credits generated in prior years                              534                710
Income recognized for tax purposes
     on investment in partnership                                1,100              1,111
Contribution deduction carryforward,
     principally due to amounts
     not deductible in prior periods                                 1                 24
Plant and equipment, principally due to
     differences in depreciation                                     -              1,195
Reorganization items, principally due
     to amounts not currently
     deductible for tax purposes                                     -                  -
                                                          -------------     --------------
Total gross deferred tax assets                                  4,896              6,339
Less valuation allowance                                       (2,121)            (5,816)
                                                          -------------     --------------
Net deferred income tax assets                                   2,775                523
                                                          -------------     --------------

Deferred tax liabilities:
Plant and equipment, principally due to
     differences in depreciation                               (2,222)                  -
Prepaid expenses, principally due to
     deduction for tax purposes                                  (309)              (281)
Losses recognized for tax purposes on
     partnership investments                                     (244)              (242)
                                                          -------------     --------------
Total gross deferred income tax
     liabilities                                                 2,775              (523)
                                                          -------------     --------------

Net deferred tax asset (liability)                               $   -              $   -
                                                          =============     ==============

     Prior to emergence from bankruptcy following the close of business on February 28, 1997, the Company had a net operating loss carryforward for federal income tax purposes of approximately $79,000,000. As a result of ownership changes in prior years, Section 382 of the Internal Revenue Code of 1986, as amended ("Code"), limited the amount of loss carryforward available to offset federal taxable income. As a result of the bankruptcy and the resulting change in ownership, only losses generated subsequent to February 28, 1997 can offset taxable income. These losses of $2,399,000 will start to expire in 2012.

     The Company had general business tax credit carryforwards for federal income tax purposes of approximately $534,000 which are available to reduce future federal income taxes, if any, through 2012. This amount does not include credits of $269,000 incurred before February 28, 1997, which may be limited by Code Section 382 and may not be available for use in future periods.

     10. Benefit Plans

     Four Queens makes contributions to several multi-employer pension and welfare benefit plans covering its union employees. The plans provide defined benefits to covered employees. Amounts charged to pension cost and contributed to the plans for the years 2002, 2001 and 2000 totaled $406,776, $335,683 and $389,200 respectively. While the Company is liable for its share of unfunded vested benefits, the Company believes the amount, if any, would not be material to the consolidated financial statements.

     On October 1, 1990, the Company instituted a savings plan qualified under Code Section 401(k). The savings plan covers substantially all employees who are not covered by a collective bargaining agreement. Employee contributions to the savings plan are discretionary. The Company matches and contributes to each employee's account an amount equal to 25% of the employee's contributions to the savings plan up to a maximum employee contribution of 8% of such employee's gross compensation. The Company's contributions were $143,980, $122,073 and $87,200 for 2002, 2001 and 2000, respectively. There were 305, 303 and 256 current employee participants in the savings plan as of December 31, 2002, 2001 and 2000, respectively.

     Effective January 1, 2001, the Board of Directors of the Company approved a Deferred Compensation Plan for Four Queens. Participation is limited to Four Queens Casino executives. The Deferred Compensation Plan provides that, upon election, the executive may defer up to 100% of his annual base salary per year. The Company will match $1, for each $1 deferred, up to 10% of the executive's annual base salary. Executives become vested 33 1/3% each year and are fully-vested after three years. Upon a change in control, the Deferred Compensation Plan calls for immediate vesting and requires the distribution of all assets held under the Deferred Compensation Plan.

     11. Commitments and Contingencies

     The Company and seven other downtown Las Vegas property owners, who together operate ten casinos, formed the Fremont Street Experience LLC, a limited liability company of which the Company owns 17.65%, to develop the Fremont Street Experience. The Company is liable for a proportionate share of the project's operating expenses. The Company's allocated share of the operating costs of the Fremont Street Experience ($600,000 in each of 2002, 2001 and 2000) is expensed as incurred. The Company also shares in certain marketing cost assessments as approved by the Fremont Street Experience LLC Board of Directors. The Company's allocated share of the marketing costs of the Fremont Street Experience was $246,400, $283,800 and $262,900 for 2002, 2001 and 2000,
respectively.

     The President and Executive Director of Finance of Four Queens have employment agreements with Four Queens which became effective on January 1, 2003. In the event of a change of ownership or control, the President and Executive Director of Finance of Four Queens have the option to elect to be employed with the entity or person having acquired such control or terminate their respective employment agreement. If the executive elects to terminate their respective employment agreement upon a change of ownership or control, Four Queens must pay them an amount equal to one year's base salary and COBRA benefits. "Change of ownership or control" means that all or substantially all of the assets of Four Queens are directly, or through transfer of equity interests, transferred or otherwise disposed of in one or a series of related transactions after (1) the Four Queens ceases to own directly or indirectly substantially all equity interests in the Four Queens Casino; (2) the Four Queens sells 51% or more of the assets of Four Queens Casino; or (3) the Company ceases to own directly or indirectly at least 51% of all outstanding shares of Four Queens. The President's annual compensation pursuant to his employment agreement is $255,000 and the Executive Director of Finance's annual compensation under her employment agreement is $145,000.

     The Company is a party to other claims and lawsuits. Management believes that such matters are either covered by insurance, or if not insured, will not have a material adverse effect on the financial statements of the Company taken as a whole.

     12. Paulson Litigation

     Pursuant to a settlement agreement dated as of April 3, 2002, the lawsuit between the Company and certain entities that were controlled by Allen E. Paulson has been resolved. A Settlement Bar Order and Final Judgment was entered by the court on July 1, 2002. Pursuant to the settlement agreement, Elsinore agreed to pay the sum of $1,100,000, which was paid on June 1, 2002. Total litigation and settlement costs (including the settlement payment) incurred during 2002, were approximately $992,000, net. Approximately $2,101,000 was incurred as a result of litigation and settlement costs. The Company's directors' and officers' insurance carrier reimbursed the Company's costs relating to this matter, during 2002, in the approximate amount of $1,109,000.

     13. Taxes and Licenses, Other Than Income Taxes

     Taxes and licenses, other than income taxes, principally include payroll taxes, gaming licenses and gross revenue taxes, and are summarized as follows:

                              Operating Departments
                             ----------------------
                             (Dollars in thousands)

                                          Food and
                 Casino       Hotel       Beverage        Other        Total
                 ------       -----       --------        -----        -----
     2002        $4,019        $480           $450       $  983       $5,932
     2001         3,757         473            412        1,063        5,705
     2000         3,825         430            399        1,132        5,786


     14. Supplemental Financial Information

     A summary of additions and deductions to the allowance for doubtful accounts receivable for the years ended December 31, 2002, 2001 and 2000 follows:

                                      (Dollars in thousands)
                     Balance at                                     Balance at
                    Beginning of                                      End of
Years Ended             Year          Additions      Deductions        Year
-----------             ----          ---------      ----------        ----
2002                    $163             $29             $31           $161
2001                     282              50             169            163
2000                     249             216             183            282

     15. Subsequent Event

     On July 31, 2003, the Company completed its sale of the Four Queens' capital stock and its interest in Fremont Street Experience, LLC to TLC Casino Enterprises, Inc., for $20.5 million in cash. On September 22, 2003, the Board of Directors approved a dissolution of the Company and recommended that the dissolution be presented to stockholders for a vote. On November 3, 2003 the Board of Directors adopted an Amended and Restated Plan of Complete Liquidation and Dissolution of the Company under which the liquidation and dissolution is to be carried out. Accordingly, all of the Company's operations have been discontinued and the Company adopted the liquidation basis of accounting for its operations during the quarter ended September 30, 2003.

                                    Elsinore Corporation and Subsidiaries
                             Selected Quarterly Financial Information (Unaudited)
                                 (Dollars in thousands, except per share amounts)
                                       ------------------------------------------------------------------------
                                                            Year ended December 31, 2002
                                       ------------------------------------------------------------------------
                                              1st           2nd            3rd           4th       |
                                            Quarter       Quarter        Quarter       Quarter     |      Total
                                            -------       -------        -------       -------     |      -----
Net revenues                                $13,794       $13,956        $13,135       $13,996     |    $54,881
Net income (loss) before undeclared                                                                |
     dividends on cumulative                                                                       |
     preferred stock                            837            37           (78)           448     |      1,244
Undeclared dividends on cumulative                                                                 |
     preferred stock                            322           321            322           341     |      1,306
Net income (loss) applicable to                                                                    |
     common shares                              515         (284)          (400)           107     |       (62)
Basic and diluted net income per                                                                   |
     common share:                                                                                 |
Basic EPS                                     $0.10       ($0.06)        ($0.08)         $0.03     |    ($0.01)
Diluted EPS                                    0.01       ($0.06)        ($0.08)         $0.00     |    ($0.01)
                                       ------------------------------------------------------------------------
                                                            Year ended December 31, 2001
                                       ------------------------------------------------------------------------
                                              1st           2nd            3rd           4th       |
                                            Quarter       Quarter        Quarter       Quarter     |      Total
                                            -------       -------        -------       -------     |      -----
Net revenues                                $14,345       $13,739        $12,992       $11,763     |    $52,839
Net income (loss) before undeclared                                                                |
     dividends on cumulative                                                                       |
     preferred stock                            826             9          (622)      (13,782) (a) |   (13,569)
Undeclared dividends on cumulative                                                                 |
     preferred stock                            304           303            303           322     |      1,232
Net income (loss) applicable to                                                                    |
     common shares                              522         (294)          (925)      (14,104)     |   (14,801)
Basic and diluted net income per                                                                   |
     common share:                                                                                 |
Basic EPS                                     $0.10       ($0.06)        ($0.19)       ($2.82)     |    ($2.96)
Diluted EPS                                    0.01       ($0.06)        ($0.19)       ($2.82)     |    ($2.96)
                                       ------------------------------------------------------------------------

(a)  In  connection  with the Purchase  Agreement  (as  disclosed in Note 4) the
     Company recognized a noncash impairment loss of approximately $13.2 million in the fourth quarter of fiscal year ended 2001.

                               CONTACT INFORMATION

     All inquiries regarding the Company or the dissolution should be addressed to the Company's principal executive office at 2330 Paseo Del Prado, Suite C308, Las Vegas, Nevada 89102, Attention: Gina L. Mastromarino; telephone number (702) 364-0697.



                              By Order of the Board of Directors,

                              /s/Joann McNiff
                              Joann McNiff
                              Sole Director, President, Secretary and Treasurer

Las Vegas, Nevada
February 9, 2004

                                INDEX TO EXHIBITS

Exhibit A.  Amended and Restated Plan of Complete Liquidation and Dissolution of
            Elsinore Corporation

Exhibit B.  Certificate of Dissolution of Elsinore Corporation

                                    EXHIBIT A

                      AMENDED AND RESTATED PLAN OF COMPLETE
               LIQUIDATION AND DISSOLUTION OF ELSINORE CORPORATION


     This Amended and Restated Plan of Complete Liquidation and Dissolution (this "Plan") is intended to accomplish the complete liquidation and dissolution of Elsinore Corporation, a Nevada corporation (the "Company"), in accordance with Chapter 78 of the Nevada Revised Statutes ("Chapter 78") and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended, as follows:

     1. The Board of Directors of the Company (the "Board of Directors") has adopted this Plan and is recommending that the Company's stockholders approve this Plan. If holders of a majority of the Company's outstanding stock entitled to vote on this matter vote to approve this Plan, this Plan shall be deemed adopted by the Company as of the date of such approval by the stockholders (the "Adoption Date").

     2. Following the date that the Company files its certificate of dissolution with the Secretary of State of the State of Nevada (the "Filing Date"), the Company will not engage in any business activities except to the extent necessary or appropriate to preserve the value of its assets, wind up its business affairs, distribute its assets in accordance with this Plan and take such other actions permitted or required under Chapter 78 for dissolved corporations.

     3. From and after the Filing Date, (i) the Company will liquidate and distribute its remaining assets in accordance with the provisions of Chapter 78 and the Distribution Consent (as defined in Section 4), if any, and (ii) the Board of Directors may, at its option, instruct the officers of the Company to:
(A) give notice of the dissolution to persons having a claim against the Company and provide for the rejection of any such claims, if appropriate; (B) offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition an appropriate court of the State of Nevada having jurisdiction ("Court") to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer; (C) petition a Court to determine the amount and form of security which is reasonably likely to be sufficient to provide compensation for any claims that are the subject of pending litigation against the Company and any claims that have not been made known to the Company at the time of dissolution but are likely to arise or become known within three years thereafter (or longer in the discretion of the Court); (D) pay, or make adequate provision for payment of, all claims made against the Company and not rejected, and all expenses associated with the sale of assets and the liquidation, dissolution and distributions provided for by this Plan; and (E) post all security offered and not rejected and all security ordered by a Court.

     4. If and to the extent that the holders of the Company's Series A Preferred Stock, $0.001 par value per share ("Preferred Stock"), execute and deliver in a timely manner to the Board of Directors a written consent that is satisfactory in all respects to the Board of Directors ("Distribution Consent"), authorizing and requesting the Company to distribute to holders of the Company's common stock, par value $0.001 per share ("Common Stock"), cash or other assets of the Company that would otherwise be distributable to holders of Preferred Stock pursuant to the dissolution, then the Company shall make such distribution (a "Special Distribution") to the holders of Common Stock. Except to the extent (if any) of a Special Distribution, distributions to holders of Preferred Stock and Common Stock, respectively, pursuant to the dissolution shall be made as provided in the Certificate of Designations, Preferences and Rights of Elsinore Corporation Series A Preferred Stock, dated September 29, 1998 (as may hereafter be amended).

     5. The distributions to stockholders pursuant to the dissolution and this Plan shall be in complete redemption and cancellation of all of the Company's stock. As a condition to any such distribution to the Company's stockholders, the Board of Directors or the Trustees (as defined below), in their absolute discretion, may require stockholders to (i) surrender their stock certificates to the Company or its agent for recording such distributions thereon or
(ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees for such purpose. The Company will finally close its stock transfer books and discontinue recording transfers of stock as soon as practicable after the Filing Date, and thereafter certificates evidencing Company stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law.

     6. Except for any Special Distribution, if a distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its stock certificate as may be required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of, and for ultimate distribution to, such stockholder as the sole equitable owner thereof but shall, to the extent provided by applicable law, be treated as abandoned property and escheat to the applicable state or other jurisdiction. If any Special Distribution to a holder of Common Stock cannot be made and the Distribution Consent contains provisions deemed adequate by the Board of Directors, in its absolute discretion, for the disposition or disbursement of the proceeds thereof (which provisions may direct a re-allocation and distribution of those proceeds to the holders of Preferred Stock), then such proceeds shall be disposed of or disbursed (as the case may be) in accordance with such provisions of the Distribution Consent.

     7. If deemed necessary, appropriate or desirable by the Board of Directors in its absolute discretion, in furtherance of the liquidation and distribution of the Company's assets to the stockholders, as a final liquidating distribution or from time to time, the Company may transfer to one or more liquidating trustees, for the benefit of the Company's stockholders (the "Trustees"), under a liquidating trust (the "Trust"), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, including noncash assets and assets held on behalf of stockholders (A) who cannot be located or who do not tender their stock certificates to the Company or its agent, if so required, or (B) to whom distributions may not be made based on contractual, statutory or other legal restrictions, or (ii) held as a contingency reserve. The Board of Directors may appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including any officers, directors, employees, agents or other representatives of the Company, to act as Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed a distribution of property and assets by the Company to the stockholders for the purposes of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees on such terms and conditions as the Board of
Directors,  in  its  absolute  discretion,   deems  necessary,   appropriate  or
desirable.

     8. After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors in its absolute discretion deems necessary, appropriate or desirable, obtain any certificates required from tax authorities to accomplish the dissolution. As soon as legally permissible and practicable after the Adoption Date, the Company shall file with the Secretary of State of the State of Nevada a certificate of dissolution in accordance with Chapter 78.

     9. Under this Plan the Board of Directors may approve the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, including any such sale, exchange or other disposition in liquidation to affiliates of the Company, whether the sale, exchange or other disposition occurs in one transaction or a series of transactions.

     10. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal, accounting, consulting and other fees and expenses of persons rendering services to or on behalf of the Company in connection with the implementation of this Plan and the collection, sale, exchange or other disposition of the Company's property and assets.

     11. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any or all of the Company's officers, directors, employees, consultants, agents and representatives compensation or additional compensation above their regular compensation, in cash or other property, as severance, bonus or in any other form, in recognition of the extraordinary efforts they will be required to undertake, or actually undertake, in connection with the implementation of this Plan.

     12. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its articles of incorporation and bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company's obligation hereunder, including seeking an extension in time and coverage of the Company's insurance policies currently in effect.

     13. Notwithstanding approval of this Plan and the transactions contemplated hereby by the Company's stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by Chapter 78.

     14. The Board of Directors is authorized, without further action by the Company's stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of any kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby and to wind up the Company's affairs, including all filings or acts required by any state or federal law or regulation.

                                    EXHIBIT B

                          CERTIFICATE OF DISSOLUTION OF
                              ELSINORE CORPORATION,
                              a Nevada corporation

     I,  the  undersigned   President,   Secretary  and  Treasurer  of  Elsinore
Corporation, a Nevada corporation (the "Corporation"), certify that:

     1. The Board of Directors of the Corporation, by unanimous written consents dated September 22, 2003 and November 3, 2003, adopted resolutions to (i) approve the dissolution of the Corporation (the "Dissolution"), and (ii) recommend the Dissolution to the stockholders of the Corporation for their approval pursuant to Chapter 78 of the Nevada Revised Statutes.

     2. The number of shares of the Corporation outstanding and entitled to vote on the Dissolution consists of (i) 4,993,965 shares of Common Stock and (ii) 16,666,667 shares of Series A Preferred Stock that are convertible, in the aggregate, into 30,999,742 shares of Common Stock and vote on the Dissolution together with the Common Stock on an as-converted basis, resulting in a total of 35,993,707 votes that could be cast with respect to the Dissolution. The Dissolution has been approved by a vote of the stockholders holding at least a majority of such outstanding stock.

     3. The name and business address of the sole director, President and Secretary of the Corporation are:

                  Joann McNiff
                  600 Fifth Avenue
                  27th Floor
                  New York, New York  10020

     IN WITNESS WHEREOF, the undersigned, as President, Secretary and Treasurer of the Corporation, has executed this Certificate of Dissolution as of ____________, 2004.


                                          ______________________________
                                          Joann McNiff